Exhibit 2.1*
*Note: Disclosure schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K because the information contained therein is both not material and is the type that the registrant treats as private or confidential.

    ASSET PURCHASE AGREEMENT
BY AND AMONG
VIM HOLDINGS, LLC
AND
ITS OWNERS AND AFFILIATES
AND
FIRST WATCH RESTAURANTS, INC.
JANUARY 5, 2024

LIST OF SCHEDULES
1.1    Definitions
2.1(f)     Purchased Contracts
2.2(e)     Excluded Assets
2.4(a)     Current Liabilities
4.5    Absence of Certain Changes
4.6(b)    Purchased Asset Repairs
4.6(c)    Fixed Asset List
4.7    Material Contracts
4.8(b)    Vendor Information
4.10(a)    Intellectual Property
4.10(b)    Intellectual Property Liens
4.10(c)    Infringement
4.11    Required Consents
4.12    Permits
4.14    Real Property
4.15    Environmental
4.16    Benefit Plans
4.17(b)    Employee Litigation
4.17(c)     Employees
4.18    Cost Increases
4.20    Claims, Litigation, Proceedings
4.24    Insurance
4.26    Affiliate Transactions
4.27(a)    Personal Property Leased
4.29    Liquor Licenses
4.29    COVID-19
6.4(a)(ii)    Employment Term Modifications
6.8(a)(i)    Non-Solicitation
6.9    Company Indebtedness

EXHIBITS
Exhibit A – Form Bill of Sale
Exhibit B – Form Assignment and Assumption Agreement
Exhibit C – Management Agreement

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 5, 2024 (the “Effective Date”) by and among:
(i)    VIM Holdings, LLC, a North Carolina limited liability company (“VIM”), and those certain subsidiaries of VIM listed on the signature page to this Agreement (the “VIM Subsidiaries”, and, together with VIM, the “Company”);
(ii)    VIM (in its capacity as owner of the VIM Subsidiaries, and those owners of VIM listed on the signature page to this Agreement (“VIM Owners” collectively with VIM, the “Owner”); and
(iii)    First Watch Restaurants, Inc., a Florida corporation (the “Purchaser”); under the following circumstances:
A.    The Company manages, owns and operates those certain First Watch restaurants identified on the attached Schedule A (each a “Restaurant” and collectively the “Restaurants”), which serve and specialize in full-service breakfast and lunch fare (the “Business”);
B.    The Company desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to acquire and assume from the Company, all of the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), all as more specifically provided herein.
ACCORDINGLY, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
1.1    Definitions. Capitalized terms not defined in the body of this Agreement shall have the meanings set forth in Schedule 1.1 hereof.
1.2    Interpretation. The headings of the Articles and Sections of this Agreement and the headings to Schedules and Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The Schedules may be broken out with respect to each Restaurant, as necessary, and any interpretation of the Schedules shall not be meant to be exclusionary but will be as inclusive as possible. Terms defined in this Agreement in the singular shall include the plural, and vice versa. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS
2.1    Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase, acquire and accept from the Company, and the Company shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered to the Purchaser, all of the Company’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens. “Purchased Assets” shall mean all of the business, assets, properties, contractual rights, goodwill, going concern value, rights and claims owned by the Company related to the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Company (other than the Excluded Assets), including but not limited to each of the following assets:
(a)all inventory and supplies used or intended to be used in connection with the Business;
(b)all tangible personal property, including Furniture and Equipment, used or intended to be used in connection with the Business, including, but not limited to, those items set forth on the Fixed Asset List;
(c)all deposits, including customer deposits, security for rent (if and to the extent the landlord permits Purchaser to assume same, but excluding any prepaid rent), deposits for electricity, telephone or otherwise, advance payments, and prepaid charges and expenses, including any rights of set-off and credits of the Company;
(d)all rights of the Company under the Real Estate Agreements, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof, but exclusive of the rights to or the benefits of any personal guaranties thereunder;
(e)all Intellectual Property owned or licensed by the Company related to or used in connection with the Business to the extent not already owned by Purchaser (the “Purchased Intellectual Property”);
(f)all rights of the Company under the Contracts listed on Schedule 2.1(f) (the “Purchased Contracts”) including all claims or causes of action with respect to the Purchased Contracts;
(g)all rights to the as yet unopened Restaurant to be located at 11108 Ligon Mill Road, Suite C-1, Wake Forest, NC 27587 (the “Under Development Restaurant”);
(h)all advertising and promotional materials, supplier lists, menus, and personnel files and employment records for Employees of the Company;
(i)all Permits, to the extent assignable from the Company to the Purchaser, and all applications for issuance or renewal thereof, used by the Company in the Business, and all rights, and incidents of interest therein;
(j)all rights of the Company under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees, Former Employees and agents of the Company or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);
(k)except as set forth in Section 2.2(f), all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Purchased Assets;
(l)all third-party property and casualty insurance proceeds and all rights to third-party property and casualty insurance proceeds, in each case to the extent received, receivable, or needed to repair, replace or realize the value of a Purchased Asset prior to any loss or damage after Closing even if the loss occurred prior to Closing;
(m)except as set forth in Section 2.2(h), all of the rights, counterclaims, credits, causes of action, lawsuits, judgments, demands, right or other claims of set-off against third parties of the Company relating to the Purchased Assets;
(n)the Target Drawer Cash; and
(o)all goodwill and other intangible assets associated with the Business or the Purchased Assets.
2.2    Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to the Purchaser, and the Company shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets:
(a)all cash (other than Target Drawer Cash), bank accounts, cash equivalents, credit card receivables, drafts deposited but uncleared or available for deposit for the account of the Company, securities, and other similar types of investments, rebates (including Ecolab rebates), prepaid rent, if any, and security for rent, if any (if and to the extent that the landlord does not permit Purchaser to assume same);
(b)all minute books, organizational documents, stock registers and such other books and records of the Company as pertain to ownership, organization or existence of the Company and duplicate copies of such records as are necessary to enable the Company to file Tax Returns and reports;
(c)all Tax refunds and prepayments, including any interest in respect thereof, Tax returns, and Tax credits applicable to Taxes paid or payable by the Company;
(d)any assets used in the operation of the restaurant #7647 located at 137 Weston Parkway, Suite 600, Cary, NC 27513 (“Arboretum”);
(e)the assets listed on Schedule 2.2(e);
(f)all rights of the Company under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to products sold or services provided to the Company or to the extent affecting any Excluded Liabilities;
(g)all third-party property and casualty insurance proceeds, and all rights to third-party property and casualty insurance proceeds in respect of any Purchased Assets, but in each case only to the extent received or receivable with respect to the periods prior to Closing and only with respect to any Purchased Assets that are or will be fully repaired or replaced prior to Closing;
(h)all claims, rights, counterclaims, credits, causes of action, lawsuits, judgments, demands, right or other claims of set-off against third parties of the Company relating to the Excluded Liabilities;

        (i)    (i) all Benefit Plans, employee benefit-related files or records, (ii) any books and records which the Company is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain and (iii) photocopies of all employee-related files or records;
    (j)    all Protected Communications and any other books and records which are attorney-client privileged, considered attorney work product;
    (k)    the rights which accrue or will accrue to Company or Owner under this Agreement, the Schedules and Exhibits;
    (l)    all contracts other than Purchased Contracts; and
(m)    all products, profits and proceeds of the assets set forth in Section 2.2.
2.3    Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume, effective as of the Closing, only the following Liabilities (the “Assumed Liabilities”): (a) Liabilities of the Company accruing under the Purchased Contracts with respect to the period from and after the Closing to the extent that such Liabilities do not relate to any breach or non-performance of the Company prior to the Closing; (b) the Gift Card Liabilities; and (c) any Liabilities arising out of and accruing in respect of the Purchaser’s ownership and operation of the Business on or after the Closing.
2.4    Excluded Liabilities. The Purchaser will not assume or be liable for or in any way undertake to pay, perform, satisfy or discharge any Excluded Liabilities. As between the Company and Purchaser, the Company shall timely perform, satisfy and discharge in accordance with their respective terms all undisputed Excluded Liabilities. For clarification, this Section 2.4 shall not be construed to require the Company to pay any Excluded Liabilities it disputes in good faith. However, to the extent the Purchaser believes in its sole discretion that the failure by Company to resolve or pay a disputed Excluded Liability (that is consistent in type, amount, and frequency with the past practices of the Company) would reasonably be expected to adversely affect the operations of the Business or other business of Purchaser, Purchaser may choose to satisfy such Excluded Liability out of the Holdback or otherwise, under protest if appropriate, and the Company will be obligated to resolve the ultimate dispute to seek reimbursement from the Purchaser or third-party. “Excluded Liabilities” shall mean all Liabilities of the Company arising out of, relating to or otherwise in respect of the Business prior to the Closing and all other Liabilities of the Company, any Affiliate of the Company or any predecessor of the Company, other than the Assumed Liabilities, whether or not accrued on the Financial Statements, including, without limitation, the following Liabilities:
(a)all accounts payable of the Company due to any third party (“Payables”) and all Liabilities in respect of any products sold and/or services performed by, and/or operations of, the Company prior to the Closing, (the Payables and all such other Liabilities are set forth on the attached Schedule 2.4(a) and are collectively referred to as “Current Liabilities”);
(b)all Liabilities under any Environmental Law, to the extent arising out of or otherwise related to:
(i)the ownership or operation by the Company or any predecessor of the Company of any real estate (or any condition thereon) prior to the Closing (including (A) the Release or continuing Release (if existing prior to the Closing) of any Hazardous Material regardless of by whom, or (B) any noncompliance by the Company with Environmental Laws);

(ii)the Business prior to the Closing;
(iii)the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by the Company; or
(iv)the offsite transportation, storage disposal, treatment or recycling of Hazardous Material generated by and taken offsite by or on behalf of the Company prior to the Closing;
(c)all Liabilities to the extent arising out of, relating to or with respect to:
(i)the employment or performance of services by any individual, or the termination of employment or services by the Company of any individual;
(ii)workers’ compensation claims against the Company, irrespective of whether such claims are made prior to or after the Closing; or
(iii)any Benefit Plans;
(d)all Liabilities to the extent arising out of, under or in connection with Excluded Contracts, and with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Company accruing under such Purchased Contracts with respect to any period prior to Closing;
(e)all Liabilities to the extent arising out of, under or in connection with any Indebtedness of the Company; and
(f)all Liabilities for:
(i)any Transfer Taxes;
(ii)subject to Section 11.2, Taxes of the Company;
(iii)Taxes to the extent they relate to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending before the Closing, including Taxes allocable to the Company pursuant to Section 11.2;
(iv)payments under any Tax allocation, sharing or similar agreement (whether oral or written);
(v)or relating to any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business to the extent such Action relates to such operation prior to the Closing;
(vi)or to the extent relating to any dispute with any client or customer of the Business existing prior to the Closing or based upon, relating to or arising out of events, actions, or failures to act prior to the Closing; or
(vii)any Excluded Asset.

2.5    Further Conveyances and Assumptions; Consent of Third Parties.
(a)From time to time following the Closing, the Company and the Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to the Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement, and to assure fully to the Company and their respective successors and assigns the assumption of the liabilities and obligations intended to be assumed by the Purchaser under this Agreement, and to otherwise make effective the Transactions contemplated hereby and thereby. Each party shall bear their own legal fees associated with the obligations set forth in this Section.
(b)If, following the Closing, the Purchaser or the Company reasonably determine that any Excluded Asset was transferred to the Purchaser, the parties agree to cooperate to transfer back to the applicable Company (or an assignee designated by the Company) such Excluded Asset without the payment of consideration. If, following the Closing, the Purchaser determines that any Purchased Asset was not transferred to the Purchaser, the parties agree to cooperate to transfer such Purchased Asset to the Purchaser (or its assignee) without the payment of any further consideration. It is expressly understood that the Purchaser will assume only the Purchased Contracts listed on Schedule 2.1(f) and that the Company is solely responsible for cancelling the Excluded Contracts and any and all other Contracts, agreements, or other relationships with vendors, suppliers, and/or third parties after the Closing.
(c)Nothing in this Agreement nor the consummation of the Transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Company shall use its best efforts to cooperate with the Purchaser at its request in endeavoring to obtain such consents promptly. To the extent permitted by applicable Law and the terms of the Nonassignable Assets, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing, by the applicable Company in trust for the Purchaser and the covenants and obligations thereunder shall be performed by the Purchaser in the name of the applicable Company and all benefits and obligations existing thereunder shall be for the Purchaser’s account. The Company shall take or cause to be taken at such Company’s expense such actions in its name or otherwise as the Purchaser may reasonably request so as to provide the Purchaser with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and the Company shall promptly pay over to the Purchaser all money or other consideration received by it in respect of all Nonassignable Assets. As of and from the Closing, the Company authorizes the Purchaser, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at the Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Nonassignable Assets. Further, in the event consents to the assignment thereof cannot be obtained for such Nonassignable Assets and the Purchaser undertakes to perform the covenants and obligations thereunder in the name of the applicable Company, in consideration for the receipt of all benefits and obligations existing thereunder, the Purchaser shall agree to discharge any amounts owed under such covenants and obligations which accrue and arise on or after the Closing.
2.6    Bulk-Sales Laws. The Purchaser hereby waives compliance by the Company with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Purchaser; provided, however, that the Company agrees to (a) pay and discharge when due or to contest or litigate all claims of creditors, which are asserted against the Purchaser or the Purchased Assets by reason of such noncompliance, (b) indemnify, defend and hold harmless the Purchaser from and against any and all such claims in the manner provided in ARTICLE IX and (c) take promptly all necessary action to remove any Lien, which is placed on the Purchased Assets by reason of such noncompliance. Any “bulk-transfer” Law that addresses Taxes shall be governed by ARTICLE IX and not by this Section 2.6.
2.7    Gift Card Liabilities. The Purchaser agrees to honor any gift certificates and gift cards which were purchased or earned from the Company prior to the Closing (the “Gift Card Liabilities”). The parties will obtain the Gift Card Liabilities balance shortly prior to Closing, and the balance as of such date will be set forth on the Closing Statement. The amount reflected on the Closing Statement will be subject to a post-Closing true-up to confirm the actual balance as of Closing, and the Purchaser will proceed against the Holdback Amount with respect to the shortfall, if any, between the amount reflected on the Closing Statement and the actual balance as of the Closing. The value of all Gift Card Liabilities as of the Closing will be treated as a deduction from the Purchase Price.
2.8    Right to Control Payment. The Purchaser shall have the right, but not the obligation, to make any payment due from the Company with respect to any Excluded Liabilities that are consistent in type, amount, and frequency with the past practices of the Company, the failure of which payment would adversely affect the Purchaser’s right, title and interest in the Purchased Assets, if such payment is not paid by such Company within ten (10) Business Days following written request for payment from the Purchaser; provided, however, that if such Company advises the Purchaser in writing during such ten (10) Business Day period that a good faith payment dispute exists or such Company has valid defenses to non-payment with respect to such Excluded Liability, then the Purchaser shall not have the right to pay such Excluded Liability subject to the terms of Section 2.4. The Company agrees to reimburse the Purchaser promptly and in any event within five (5) Business Days following written notice of such payment by the Purchaser for the amount of any payment made by the Purchaser pursuant to this Section 2.8, and if Purchaser is not reimbursed it may set off those payments from other moneys owed or deduct them from the Holdback or Escrow.
2.9    Purchase Price.
(a)The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be an amount equal to the following in addition to the assumption by Purchaser of the Assumed Liabilities:
(i)Seventy-Five Million Dollars ($75,000,000.00) with respect to Purchased Assets (“Base Purchase Price”); plus
(ii)The aggregate sum of security for rent held by landlords under the Real Estate Agreements, but only if and to the extent the landlords under the Real Estate Agreements have agreed to allow for such security amount to be assumed by Purchaser; plus
(iii)The aggregate sum of any mutually agreed upon prorations for rent and other lease payments, rebates, prepaid charges and expenses; minus
(iv)The Gift Card Liabilities; minus
(v)Any portion of the Holdback Amount used to satisfy or pay any amounts pursuant to Section 2.10; and minus

(vi)The amounts (including any portion of the Escrow Fund used to satisfy) of any indemnification claim of the Purchaser Indemnitees pursuant to Section 9.2.
Upon Closing, the Purchaser shall deliver to the Company in accordance with Section 8.2 an amount (the “Closing Payment”) equal to the Purchase Price less an amount equal to the sum of (a) any Indebtedness of the Company that has not been paid at or prior to the Closing which shall be paid at Closing with instructions from the Company pursuant to Section 6.9, (b) the Holdback Amount, (c) the Escrow Fund, and (d) any other items set forth on a closing statement prepared by the parties for Closing (the “Closing Statement”).
2.10    Holdback Amount. The Purchaser shall withhold One Million Five Hundred Thousand Dollars ($1,500,000.00) of the Purchase Price (the “Holdback Amount”) for a period of 120 days after the Closing (the “Holdback Payment Date”); provided, however, that any release of funds is subject to satisfaction of the terms and conditions set forth in ARTICLE XI. The Holdback Amount will serve as a fund to cover any shortfall in the Target Drawer Cash and/or the Minimum Inventory Amount(s), as insurance for payment of the Current Liabilities, and as a non-exclusive indemnification fund that will be used to satisfy any indemnification claim of any Purchaser Indemnitee pursuant to Section 9.2, in either case without limiting any other rights of Purchaser or any Purchaser Indemnitee under this Agreement. On the Holdback Payment Date, the Purchaser shall pay to the Company by wire transfer to an account designated by the Representative the Holdback Amount, less any amount Purchaser may have applied from the Holdback Amount as was necessary to pay any Current Liabilities, and less any amounts then due to the Purchaser as of the Holdback Payment Date with respect to indemnification claims of any Purchaser Indemnitee under Section 9.2 or reserved for payment with respect to any such claims submitted by any Purchaser Indemnitee on or prior to the Holdback Payment Date, and less any other amounts then due to the Purchaser or any Purchaser Indemnitee hereunder. The Purchaser will provide Representative with access to all communications with third parties related to Current Liabilities as well as the work papers and other underlying records and documents used by the Purchaser in connection with the calculation of the Target Drawer Cash and Minimum Inventory Value. The Purchaser shall cooperate fully and promptly in such access and Representative review.
2.11    Escrow Fund. Simultaneous with the Closing, the Purchaser, the Company, and an escrow agent mutually selected by the Company and the Purchaser (the “Escrow Agent”) shall enter into an escrow agreement (the “Escrow Agreement”), and pursuant to the terms of such Escrow Agreement, an amount equal to five and one-half percent (5.5%) of the Base Purchase Price (the “Escrow Fund”) shall be withheld from the Purchase Price and delivered to the Escrow Agent as a non-exclusive indemnification fund (without limiting the Purchaser’s other rights under this Agreement). The Escrow Fund will be held for a period of eighteen (18) months after Closing. The Escrow Fund will be used to satisfy any indemnification claim of the Purchaser Indemnitees pursuant Section 9.2 hereof, and shall otherwise be administered and released as specifically provided for in the Escrow Agreement. The balance of the Escrow Fund, less any amounts due to the Purchaser as of the Release Date with respect to indemnification claims of the Purchaser Indemnitees under Section 9.2 or reserved for payment with respect to any such claims submitted by any Purchaser Indemnitee on or prior to the Release Date, shall be paid to the Company by wire transfer to an account designated by the Company on the Release Date; provided, however, that any release of funds is subject to satisfaction of the terms and conditions set forth in ARTICLE XI. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien or other judicial process of any creditor of any party unless required by Law or by the Escrow Agent.
2.12    Withholding. Notwithstanding anything in this Agreement to the contrary, the Purchaser, the Company, and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Tax Law. To the extent that amounts are so withheld or deducted by the Purchaser, the Company, or the Escrow Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Purchaser, the Company, or the Escrow Agent, as the case may be.
2.13    Purchase Price Allocation.
(a)Within seventy-five (75) days after the date of Closing, the Purchaser shall deliver to the Company a preliminary draft of its proposed allocation of the Purchase Price (“Allocation Statement”). Within fifteen (15) days after receipt thereof, the Company shall return to the Purchaser the Company’s approval thereof or comments to be addressed. In the event the Company objects to the Purchaser's proposed Allocation Statement, the Purchaser and the Company shall attempt to agree upon the Allocation Statement using reasonable good-faith efforts. If there is no objection, or if the Purchaser and the Company reach a compromise on the Allocation Statement, that Allocation Statement will be considered final (“Final Allocation Statement”).
(b)If the Purchaser and the Company fail to reach agreement within thirty (30) days following the Company's objection to the Purchaser's Allocation Statement ("Outside Agreement Date"), then, within fifteen (15) days after the Outside Agreement Date, the parties shall appoint Deloitte Touche Tohmatsu Limited (“Neutral Arbitrator”), who the parties represent they have, and will have as of the arbitration, no affiliation or business dealings with directly or indirectly.
(c)The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by the Purchaser’s counsel and counsel for the Company. Within two (2) Business Days following such appointment of the Neutral Arbitrator, the Purchaser and the Company shall concurrently submit a final, binding determination of the allocation of the Purchase Price to the Neutral Arbitrator. Neither the Purchaser nor the Company may, directly or indirectly, consult with the Neutral Arbitrator prior to or subsequent to his or her appearance. All communications between a party, on the one hand, and the Neutral Arbitrator, on the other hand, shall be in writing with copies delivered to the non-communicating parties simultaneously. The determination of the Neutral Arbitrator shall be limited solely to the issue of whether the Purchaser’s proposed Allocation Statement or the Company's proposed Allocation Statement, each as submitted to the Neutral Arbitrator, is the closest to the actual fair market value of the Purchased Assets, as determined by such Neutral Arbitrator. Each of the parties agrees to use its commercially reasonable efforts to cooperate with the Neutral Arbitrator. The fees and expenses of the Neutral Arbitrator will be borne by the party whose proposed Allocation Statement is not selected by the Neutral Arbitrator. Any fees paid to the Neutral Arbitrator will not be subject to indemnification. The Neutral Arbitrator shall, within thirty (30) days of his/her receipt of such proposals, reach a decision as to the appropriate Allocation Statement, as between those submitted by the Purchaser and the Company, and simultaneously publish a ruling as to which is closest to the fair market value of the Purchased Assets, which ruling shall be binding on the Purchaser and the Company, and such Allocation Statement will then be considered the Final Allocation Statement. Such allocations shall be adjusted as necessary to reflect any adjustments to the Purchase Price by the same method set forth above. Each Party shall (i) report for all Tax purposes the purchase of the Purchased Assets in a manner consistent with the Final Allocation Statement and in a manner consistent with all applicable rules and regulations; (ii) timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code; (iii) not assert, in connection with any Return, Tax audit or similar proceedings, any allocations of Purchase Price that differs from that agreed to herein; and (iv) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

ARTICLE III
OWNER’S REPRESENTATIONS AND WARRANTIES
Each Owner makes the following representations and warranties to the Purchaser as of the date hereof and as of the Closing as they relate to the Owner parties, jointly and severally:
3.1    Authority; Formation and Existence. The VIM Owners are the sole owner of record and beneficial owner of all of the issued and outstanding shares of capital stock, membership interests, limited liability company interests, units, or similar equity interest as applicable, of VIM and no Person other than the VIM Owners owns or has any control over, whether directly or indirectly, any equity interest or ownership interest in VIM, or assets used by VIM.
VIM is the sole owner of record and beneficial owner of all of the issued and outstanding shares of capital stock, membership interests, limited liability company interests, units, or similar equity interest as applicable, of the VIM Subsidiaries and no Person other than VIM owns or has any control over, whether directly or indirectly, any equity interest or ownership interest in the VIM Subsidiaries, or assets used by the VIM Subsidiaries.
3.2    Authority Relative to this Agreement. The Owner has full power and authority or capacity, as applicable, and has taken all necessary and proper action, to execute and deliver this Agreement, and any other agreement or document contemplated hereby (collectively, the “Ancillary Agreements”), and to consummate the Transactions contemplated hereby and thereby. The obligation imposed on the Owner by this Agreement, or by any agreement or document contemplated hereby, constitutes the valid and binding obligation and agreement of the Owner, enforceable against the Owner in accordance with its terms.
3.3    No Conflicts; Consents and Approvals. The execution and delivery of this Agreement by the Owner does not, and the consummation of the Transactions contemplated hereby and performance by the Owner of the Owner’s obligations hereunder, assuming the receipt of all required consents, approvals and waivers, will not: (a) violate or conflict with or constitute a default or an event creating rights of acceleration, termination or cancellation or a loss of rights, with or without the lapse of time or the giving of notice, under (i) its organizational documents, (ii) any term, condition or provision of any Purchased Contract by which the respective assets, rights or properties of the Company and/or the Owner are bound or (iii) any Law applicable to the Company; or (b) result in the creation of any Lien upon any of their respective properties or give to others any interest or right in any of their respective properties, including, a right to purchase any of such properties.
3.4    Brokers and Finders. No broker or investment banker acting on behalf of the Owner or the Company or under the authority of either of them it is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company or the Owner in connection with any of the Transactions contemplated herein.
3.5    Litigation. There is no ongoing Action pending, or to Owner’s Knowledge, threatened against the Company or Owner, any of their respective assets, properties or businesses, in each case, relating to the Purchased Assets, businesses or properties of the Company that (a) involves claims or potential claims of losses, damages, penalties, or any other form of liability or (b) enjoins or seeks to enjoin or obtain damages with respect to any significant activity by the Company (including without limitation the consummation of the Transactions contemplated by this Agreement or any Ancillary Agreement). There is no outstanding order, writ, judgment, injunction, decree, determination, or award of, or pending or threatened investigation by, any Governmental Authority relating to the Owner or Company, any of their respective assets, properties or businesses, officers or directors, or the Transaction contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE IV
OWNER’S AND THE COMPANY’S
REPRESENTATIONS AND WARRANTIES
The Owner and the Company, jointly and severally, make the following representations and warranties to the Purchaser as of the date hereof and as of the Closing:
4.1    Organization; Qualification. The Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has all requisite corporate, and legal, power and authority, including all licenses, permits, authorizations and approvals (corporate, governmental and otherwise) necessary to own, lease and operate its assets and properties and to conduct its Business in the manner and in the places where such assets and properties are owned, leased or operated or such Business is conducted by it. The Company is licensed or qualified as a foreign entity in each state in which it is doing business and where the nature and extent of such business requires such license or qualification. The Company has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the Transactions contemplated hereby and thereby.
4.2    Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company have been duly authorized and approved by all necessary action of the Company and do not require any further authorization or consent of the Owner or the Company. This Agreement is, and each Ancillary Agreement when made by the Company, and the other parties thereto will be, a legal, valid and binding agreement of the Company enforceable in accordance with its terms.
4.3    Subsidiaries. Except for the fact that VIM owns the VIM Subsidiaries and as set forth on Schedule 4.3, the Company: (a) does not own any securities issued by, or has any other ownership interest in, any other corporation, business organization or entity or Governmental Authority; (b) is not a partner or participant in any joint venture or partnership of any kind; and (c) is not subject to any obligation or requirement to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any entity or to any individual.
4.4    Tax Matters.
(a)The Company (i) has timely filed, or has had timely filed on its behalf, all Tax Returns required to have been filed and all such Tax Returns are true and correct in all material respects, and (ii) has directly, or has had on its behalf, paid or withheld all Taxes required to be paid by it (whether or not shown or required to be shown on any Tax Return). The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b)The Company has properly classified all individuals who have performed work for the Company and has timely withheld and collected all Taxes required to be withheld or collected, as the case may be, and to the extent required, such Taxes have been timely paid to or deposited with the relevant Governmental Authority. All Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
(c)The Company has satisfied all applicable federal, state, foreign and local withholding Tax requirements (including, without limitation, income, social security and employment Tax withholding for all types of compensation as well as withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, and all sales, use and value added Taxes) and has, within the time and in the manner prescribed by applicable Law, withheld from employee wages and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid over under applicable Law. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or third party.
(d)There are no outstanding waivers or extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of, or which includes, the Company.
(e)There is no Action or assessment pending or, proposed with respect to any liability for Tax, or with respect to any Tax Return, of the Company.
(f)There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(g)No written, or to Company’s knowledge, oral or threatened claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company are or may be subject to taxation by that jurisdiction.
(h)The Company is not a party to, or is bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.
(i)The Company is not a foreign person as defined in Treasury Regulation Section 1.1445-2(b)(2)(i) or will be subject to withholding under Section 1445 of the Code and the Treasury Regulations promulgated thereunder with respect to the sale of the Purchased Assets.
(j)The Company has not entered into any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any comparable provision of state Law.
(k)Except as set forth on Schedule 4.4(k), the Company has not (i) claimed an employee retention Tax credit under Section 2301 of the CARES Act, (ii) deferred the payment of employment Taxes under Section 2302 of the CARES Act, or (iii) deferred the withholding of employment Taxes under IRS Notice 2020-65.
4.5    Absence of Certain Changes. Except as set forth in Schedule 4.5, since December 31, 2022, there has not been:
(a)a Material Adverse Effect other than a Material Adverse Effect resulting from (i) global, regional or local economic or business conditions; (ii) the industry of the Company; (ii) the ongoing impact of COVID-19 on the restaurant industry, and/or (iii) changes in applicable laws or regulations;
(b)any contingent liability in excess of Ten Thousand Dollars ($10,000) incurred by the Company whether (i) by reason of an event, accident or occurrence or (ii) as guarantor, surety or otherwise with respect to the obligations of others;
(c)any obligation or liability in excess of Ten Thousand Dollars ($10,000) incurred by the Company, including the obligation to perform services normally conducted by the Company, other than obligations and liabilities incurred in the Ordinary Course of Business;
(d)any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the services, properties or assets of the Company in the aggregate in excess of Ten Thousand Dollars ($10,000), except in the Ordinary Course of Business;

(e)any damage, destruction or loss, in excess of Ten Thousand Dollars ($10,000) whether or not covered by insurance, affecting the Purchased Assets or the Business;
(f)any pending or threatened labor disputes or strikes, labor union organizational activity, claim or threatened claim of unfair labor practices, or any change in relations with employees involving the Company which has had or would have a Material Adverse Effect;
(g)any change in the compensation payable or to become payable to an employee of the Company who is not an Owner or any payment of a bonus to any employee who is not an Owner other than those made in the Ordinary Course of Business;
(h)any material change in any of the procedures of the Company regarding discounts, rebates or credits granted to any customer other than in the normal and customary manner consistent with prior practice of the Company;
(i)any settlement, compromise or agreement to settle or compromise any Action or proceeding relating to the Company;
(j)any change by the Company in accounting methods, principles or practices;
(k)any change by the Company in the amount of insurance coverage or change in insurance carriers;
(l)any failure to operate the business of the Company substantially in the Ordinary Course of Business;
(m)any loss or threatened loss of any Permit or license held by the Company;
(n)any amendment, termination or waiver of any material right of the Company;
(o)any failure to maintain the books and records of the Company in the ordinary manner; or
(p)any agreement or understanding by the Company to do any of the foregoing.
4.6    Purchased Assets; Fixed Asset List.
(a)Except as set forth on Schedule 4.6(a), the Company exclusively owns and has title to the Purchased Assets free and clear of any and all Liens, and the Company owns, and unless otherwise set forth herein, has the ability to transfer all assets currently used in the Business and all assets necessary to run the Business as it currently exists.
(b)All items of tangible personal property included in the Purchased Assets are in normal operating condition, ordinary wear and tear excepted, and have been properly maintained and provided with regular maintenance. The Purchased Assets are adequate as of and immediately following Closing for the purposes for which they are presently used in the conduct of the Business and to the Knowledge of the Company and the Owner are usable as of and immediately following Closing in a manner consistent with their current and intended use. The Company will be required to repair or replace the Purchased Assets set forth on Schedule 4.6(b) as well as any other Purchased Assets that Purchaser reasonably determines has fallen into disrepair or stopped working properly prior to Closing. The Company will use commercially reasonable efforts to make all such repairs or replacements prior to Closing; provided, however, that if any repairs or replacements are not completed prior to Closing, the parties will close the transaction and the Company shall complete such repairs or replacements as soon as commercially possible thereafter.
(c)The Purchased Assets (other than the Excluded Assets) constitute all of the assets, properties and rights necessary for the operation of the Business in the same manner as the Business is currently conducted. Schedule 4.6(c) sets forth a true and complete list (the “Fixed Asset List”) of all of the Company’s Fixed Assets and, to the extent that the Company has such information, the Fixed Asset’s (i) status as owned or leased, (ii) original cost, (iii) net book value, (iv) in-service date, (v) assigned useful life, (vi) accumulated depreciation as of Closing, (vii) category/classification, (viii) location, (ix) asset number, (x) physical description and condition, and (xi) manufacturer, model, and serial number. Except as set forth on Schedule 4.6(c), all of the Fixed Assets are currently in service. “Fixed Assets” means tangible assets of the Company which were purchased or acquired by the Company for long-term use and which were not intended to be converted into cash within a year of acquisition, including, but not limited to, land, buildings, and equipment.
4.7    Contracts. Schedule 4.7 lists all contracts, leases, licenses, arrangements, agreements, understandings, whether written or oral, formal or informal, related to the operation or ownership of the Business which have a term of greater than thirty (30) days and annual payments of Ten Thousand Dollars ($10,000) and those that create a joint venture or that contain exclusivity provisions or prevent the Company from engaging in any line of business (collectively, the “Material Contracts”). Such listings shall include parties’ names, execution date and term of each such Contract. Each of the Material Contracts is in effect and is binding upon the Company and the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Company is not in default and has performed its obligations under each of the Material Contracts, and, to the Knowledge of the Company and the Owner, no other party to any of the Material Contracts is in default thereunder. All Material Contracts that require consent to assignment are identified on Schedule 4.11. If requested by the Purchaser and the Company has a copy, the Company will deliver full, complete, executed copies of each of the Material Contracts to the Purchaser.
4.8    Vendor Information.
(a)The Company has provided the Purchaser with a complete list of all vendors and suppliers who provide services to the company on a monthly or otherwise recurring basis (“Material Vendors and Suppliers”), including all contact and billing information as of November 30, 2023 (collectively, the “Vendor Information”). The Vendor Information represents substantially all of such information currently used by the Company in the operation of the Business.
(b)Except as set forth in Schedule 4.8(b), no Material Vendors or Suppliers of the Company (i) has ceased, or to the Knowledge of the Company or the Owner will cease, or intends to cease to provide the products or services provided to the Company, (ii) has substantially reduced, or to the Knowledge of the Company or the Owner intends to substantially reduce, the provision of such products or services at any time to the Company, (iii) to the Knowledge of the Company or the Owner as a result of the Transaction contemplated herein, will otherwise modify its current business relationship with the Company, including but not limited to pricing, term, delivery and availability of products or services, or (iv) to the Knowledge of the Company or the Owner will otherwise adversely modify its business relationship with the Company.

4.9    Inventories. All inventories of the Company consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable in the Ordinary Course of Business of the Business within a reasonable period of time and at normal profit margins, and all such inventories can reasonably be expected to be consumed in the Ordinary Course of Business within a reasonable period of time.
4.10    Intellectual Property; IT Assets; Data Privacy. Other than with respect to any Intellectual Property that is owned by the Purchaser and licensed to the Company:
(a)Set forth on Schedule 4.10(a) is a list of all items of Intellectual Property issued by, registered with, or pending registration with a Governmental Authority or domain name registrar (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, or their foreign equivalents), including domain names, in each case that are owned by or issued to the Company (“Company Registered IP”), and all other owned or licensed Intellectual Property that is material to the operation of the Business (other than trade secrets and Intellectual Property of the type that would be compromised by such inclusion disclosure). All of the Company Registered IP is (i) in compliance with all legal requirements necessary to record and perfect the interest of the Company therein and the chain of title thereof, and (ii) unexpired and subsisting, valid and enforceable.
(b)Except as set forth on Schedule 4.10(b), the Company exclusively owns, free and clear of all Liens, all right, title and interest in and to all of the Company Registered IP and to the Knowledge of the Company and the Owner, owns or has a valid right to use, all of the other Intellectual Property used in connection with the current operation of the Business, all of which rights shall survive unchanged upon consummation of the Transactions contemplated by this Agreement.
(c)Except as set forth on Schedule 4.10(c):
(i)the Company has not received written notice of, and to Company and Owner’s Knowledge, there is not any infringement, misappropriation or violation of any of the Purchased Intellectual Property, and no Action against any Person with respect to the ownership, validity, enforceability or alleged infringement or misappropriation of the Purchased Intellectual Property is currently pending or threatened,
(ii)there is no Action pending or threatened (including “cease and desist” letters or invitations to take a patent license) against or by the Company with respect to the Purchased Intellectual Property,
(iii)no Action is pending wherein the Company or any of the Purchased Intellectual Property is alleged to infringe, misappropriate or violate any Purchased Intellectual Property right of any third party nor is there any reasonable basis for any such Action,
(iv)the conduct of the Business by the Company and the use of the Purchased Intellectual Property does not interfere with or infringe, misappropriate or violate any Intellectual Property rights of any other Person, and
(v)no Person (other than authorized employees of the Company) has (or has had) access to or possession or use of any source code of the Company, or the current or contingent right to do any of the foregoing.
(d)The Company has taken: (i) all reasonable steps to protect its trade secrets and other confidential information and any trade secret or confidential information of third parties used in the Business; and (ii) all necessary and industry standard actions to protect the proper and continuous integrity, security and operation of its Software and Systems (and the data processed, transmitted or stored thereby or thereon) and there have been no actual or alleged failures, breaches, interruptions or violations of same.
(e)To the Knowledge of the Company and the Owner, the Software and Systems used or held for use by the Company are free from material defect, bug, virus, malware, error or other contaminant or corruptant and conform in all material respects to their specifications and documentation; and (ii) the Company has not agreed to indemnify any Person on any theory in connection with such Person’s use of their Software and Systems and have not received notice of any such indemnification claim.
(f)The IT Assets are sufficient to support the Business operating in the ordinary course. The Company has taken commercially reasonable steps consistent with industry standards for businesses of similar size to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm software, hardware, or data. The Company has maintained in the ordinary course of business all required licenses, including the purchase of a sufficient number of licenses for all software, with respect to the IT Assets. The IT Assets have commercially reasonable security, back-ups and disaster recovery arrangements in place and hardware and software support, maintenance and trained personnel, if applicable, which are sufficient in all material respects for the current needs of the Business.
(g)The Company has not experienced any Security Breaches or Security Incidents, and neither the Company nor the Owner has received any written notices or complaints (including via email) from any Person regarding such a Security Breach or Security Incident. The Company has conducted commercially reasonably investigations with respect to all such Security Breaches or Security Incidents and has taken commercially reasonable remediating actions. The Company maintains commercially reasonable data back-up and/or contingency operations plans and has proven such plans effective through periodic testing. The Company, and, to the Knowledge of the Company or the Owner, each third party that receives Personal Information from or on behalf of the Company, has implemented commercially reasonable physical, technical and administrative safeguards consistent with industry standards for businesses of similar size that are designed to protect Personal Information from unauthorized access by any Person and that comply in all material respects with all applicable Privacy and Security Requirements. The Company is and since January 1, 2022, has been in compliance with all applicable Privacy and Security Requirements. The Company has not received any written or, to the Knowledge of the Company or the Owner, oral notices or material complaints from any Person regarding the Company’s compliance with Privacy and Security Requirements.
4.11    Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 4.11, the execution, delivery and performance of this Agreement by the Owner and the Company: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of any of the Articles of Incorporation, Articles of Organization, By-Laws, Operating Agreements (or other charter or organizational documents) of the Company, or any applicable Law, judgment, order, injunction, decree, rule, regulation or ruling of any Governmental Authority to which the Owner or the Company is a party or by which the Owner, the Company or any of the

Purchased Assets are subject; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Material Contract, Permit, agreement, instrument or license to which the Owner, the Company or any of the Purchased Assets are now subject; and (d) will not result in the creation of any Liens on any of the Purchased Assets.
4.12    Permits. Schedule 4.12 contains a true and complete list of all licenses, certificates, permits, registrations and authorizations of any third parties and governmental authorities required for the lawful conduct of the Business in the manner and to the full extent it is presently conducted (the “Permits”). The Permits includes those held by the Company as of the date hereof or acquired hereafter by the Company prior to the Closing. The Company has delivered to the Purchaser true and complete copies of the Permits, including any and all amendments and other modifications thereto. The Company is the authorized legal holder of the Permits. The Permits are in full force and effect and in good standing. All of the Permits are unimpaired by any act of the Company, the Owner, or any of the directors, officers, employees, agents or Affiliates of the Company, and none of them is subject to any restrictions or conditions which would limit in any respect the full operation of the Business. Except as set forth in Schedule 4.12, there are no applications, complaints, petitions or proceedings pending or threatened as of the date hereof before any governmental or regulatory authority relating to the Business or operation thereof. The operation of the Business is in all material respects in accordance with the Permits to the extent the failure to do so would constitute a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Company and the Owner, threatened, and there has not been any act or omission of the Company, the Owner, or any directors, officers, employees, agents or Affiliates of the Company, which may result in the revocation, modification, non-renewal or suspension of the Permits.
4.13    Borrowings and Guarantees. At or prior to the Closing, the Company shall have paid in full all Indebtedness, except for any obligations accruing after the Closing under the Real Estate Agreements.
4.14    Real Property.
(a)Schedule 4.14 contains a complete and accurate list and description of all real estate leased by the Company pursuant to real property leases (the “Real Estate Agreements”). The Company does not own, lease, sublease or have any possessory right to or interest in any real estate, other than as set forth on Schedule 4.14. For purposes of this Agreement, “Real Estate Agreements” excludes the lease agreement for the Arboretum premises.
(b)The Real Estate Agreements are in full force and effect and are valid, binding and enforceable in accordance with their terms. The Company enjoys quiet possession of all real estate subject to the Real Estate Agreements to which the Company is a party. To the Company’s actual knowledge, the Company is not in default under any Real Estate Agreement nor is there any known default by any other party thereto, and there are no known present disputes or claims with respect to offsets or defenses by any party against the other under any of the Real Estate Agreements. The Company has delivered to the Purchaser true and complete copies of all Real Estate Agreements. Except as expressly set forth in Schedule 4.14, the assignment of the Real Estate Agreements to the Purchaser will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a material default thereunder, and will not require the consent of any such party to the assignment thereof to the Purchaser.
(c)The Company has previously delivered to the Purchaser a true and correct copy of each survey, if any, in the possession of the Company of the real estate subject to any Real Estate Agreement. To Company’s actual knowledge, no security deposit or portion thereof deposited with respect to the Real Estate Agreements has been applied in respect of a breach or default under any such Real Estate Agreement that has not been redeposited in full, and the Company does not owe any brokerage commissions or finders’ fees with respect to any Real Estate Agreement.
(d)To the Company’s and the Owner’s actual knowledge, (i) the Company has full legal and practical access to all of the real estate subject to the Real Estate Agreements to which the Company is a party, and subject to all easements, and rights of way that were properly recorded in the appropriate public recording offices; (ii) to the extent within the Company’s control the leasehold premises are operated and used in conformance with all easements, covenants, restrictions and all applicable building, fire, zoning, health and safety Laws and codes; (iii) the leasehold premises subject to the Real Estate Agreements are in good and technically sound operating condition, have no latent structural mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for such water and sewer, telephone, electric and/or gas, and sanitary service for the conduct and operations of the Business as presently conducted; and (v) there is no pending or threatened condemnation or other legal proceeding or Action of any kind relating to the real estate subject to the Real Estate Agreements and/or title thereto.
4.15    Environmental. Except as set forth on Schedule 4.15:
(a)The Company is and has at all times been in material compliance with applicable Environmental Laws;
(b)The Company possesses, and is and has at all times been in material compliance with all Environmental Permits required under applicable Environmental Laws, and no facts, circumstances or conditions, including the Transactions contemplated by this Agreement, will trigger any revocation, termination, cancellation, modification, amendment, notification, transfer or other requirement, or the right to impose or trigger any of the foregoing, in connection with any such Environmental Permits;
(c)The Company has not received any notice or communication alleging any violation of or Liability under any Environmental Law or relating to any environmental matter;
(d)There are no present or past actions or activities, facts, circumstances, conditions, events or incidents (i) arising out of or relating to the operations of the Company, or (ii) to the Knowledge of the Company or the Owner, any real estate currently or formerly owned, leased, occupied or operated by the Company, including any use, storage, Release or suspected Release of any Hazardous Materials, or exposure of any persons to any condition, that would be expected to result in the Company incurring Liabilities under Environmental Laws or violating the terms or conditions of any Real Estate Agreements;
(e)The Company has provided to the Purchaser true, correct and complete copies of all environmental, audits, studies, reports, analyses, results of investigations and all correspondences that are in the possession, custody or control of the Company with respect to the Company, including any Real Estate Agreements, any formerly owned, leased or operated real property, or any pending or threatened Action or Liability under Environmental Laws;
(f)The Company is not subject to any court order or have entered into or agreed to, and do not contemplate entering into or agreeing to, any consent decree or order relating to compliance with Environmental Laws; and
(g)The Company does not own or operate and has not formerly owned or operated underground storage tanks.

4.16    Employee Benefits and Related Matters.
(a)Schedule 4.16 contains a listing of each Benefit Plan. Schedule 4.16 contains a separate listing of any “group health plan” (as defined in Section 607 of ERISA) sponsored by the Company, or an ERISA Affiliate that is not already listed under the terms of the preceding sentence.
(b)Each Benefit Plan complies in all respects in form and operation with all applicable law including without limitation the ACA, ERISA and the Code. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the Internal Revenue Service has issued a favorable and current determination letter with respect to each such Benefit Plan, or with respect to a prototype plan, the Benefit Plan can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Benefit Plan is so qualified, and no event has occurred (either before or after the date of the letter) that would disqualify such Benefit Plan or is likely to result in the revocation of such determination letter or which requires or would require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification. Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, or had any obligation to contribute to, a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, or a “multiemployer plan” as defined in Section 3(37) or 4001(a) of ERISA, and neither the Company nor any ERISA Affiliate has any withdrawal liability under any such multiemployer plan. Neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA. Neither the Company nor any ERISA Affiliate maintains or has ever maintained any employee welfare benefit plan (as defined in ERISA) providing medical, health or life insurance or other welfare-type benefits for retirees (current or future) or terminated employees, their spouses, or dependents. Neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to terminate or modify any Benefit Plan.
4.17    Employees.
(a)There are no collective bargaining agreements or other labor agreements to which the Company is a party or which covers any employees of the Business. No labor union, labor organization, or any other type of employee representative body represents or, to the Knowledge of the Company and the Owner, claims to represent any employee or group of employees of the Business, and there is no duty by the Company to bargain or recognize any labor organization. There are no pending or existing, and for the past five years, there have not been any, strikes, work stoppages, work slowdowns, lockouts, unfair labor practice charges or grievances, union organizing activities, petitions seeking a representation proceeding, or applications for certification of a collective bargaining agent, and to the Knowledge of the Company and the Owner, none of the foregoing activities has been threatened by or on behalf of any employee or group of employees with respect to the Business.
(b)Except as set forth in Schedule 4.17(b), the Company is and has at all times been in compliance with all applicable Laws relating to labor and employment practices with respect to the Business, including relating to wages and hours (e.g., payment of minimum wage, overtime, meal breaks, accrued and unused vacation, bonuses, commissions etc.), collective bargaining, employment discrimination, harassment and retaliation, civil rights and fair employment practices, safety and health, leaves of absence, accommodations, workers’ compensation, pay equity, the classification of employees as exempt and non-exempt under the Fair Labor Standards Act of 1938, as amended, and applicable state Laws (collectively, the “FLSA”), the classification of all employees including without limitation temporary and seasonal employees under applicable Laws, the classification of individuals who have provided or are providing work or services to the Business other than as an employee (including as an independent contractor, leased or contract laborer) under applicable Laws, immigration and employment eligibility verification under applicable Laws, the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local laws (collectively, the “WARN Act”), and the collection and payment of withholding, social security and any other applicable Taxes relating to employees. There are no complaints, charges, claims, disputes, arbitrations, investigations, audits or agency proceedings filed, pending or, to the Knowledge of the Company and the Owner, threatened, before any court, arbitrator, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the Department of Homeland Security, the National Labor Relations Board, or any other federal, foreign, state or local court, agency or other Governmental Authority concerning or involving any of the foregoing matters set forth in this Section 4.17(b). Notwithstanding anything to the contrary in the foregoing, Schedule 4.17(b) sets forth all matters that alleged or would reasonably be construed to have alleged any facts that would make the representations and warranties of the Owner and the Company in this Section 4.17(b) untrue. Owner and Company represent and warrant that the ongoing obligations Company has undertaken in the EEOC Conciliation Agreement in resolution of the Anna Fowler EEOC matter reported in Schedules 4.5, 4.17(b) and 4.20 are the sole responsibility of Company and are not the responsibility of Purchaser.
(c)The Company has provided to the Purchaser a true and complete list of all employees and independent contractors of the Company, including those employees located at Arboretum (the “Census”), which includes their respective: (i) base salary, hourly rate or fee, (ii) job position, (iii) status or classification (e.g., exempt, non-exempt, temporary, seasonal, leased, etc.), (iv) hire or retention date, (v) benefits, and (vi) other compensation (e.g., bonuses, commissions, etc.). The Company shall provide to the Purchaser an updated Census on the Monday prior to Closing and again at Closing. Each written employment, written independent contractor and other written contract labor agreement is listed on Schedule 4.17(c) and has been provided to the Purchaser. Except as set forth on Schedule 4.17(c), the employment of each current employee of the Company is terminable “at will.” To the Knowledge of the Company and the Owner, except as set forth on Schedule 4.17(c), no key or senior management employee of the Company intends to terminate his or her employment with the Company, including in connection with the Transactions contemplated herein. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated herein, alone or in connection with another event, shall result in any payment or benefit becoming due to any current Employee or Former Employee, officer, director, consultant, or independent contractor of the Company (including, without limitation, a bonus, golden parachute, retirement, severance, change of control payment, or other benefit or enhanced benefit).
(d)Except as set forth on Schedule 4.17(d), all persons who perform services in the United States for the Company are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and any other United States, state or local immigration Laws relating to the employment of non-United States citizens applicable in the state in which such persons are employed. Except as set forth on Schedule 4.17(d), the Company has, in accordance with applicable Laws (i) properly examined the employment eligibility and identity documents of all employees with respect to the Business to determine whether the documents reasonably appear to be genuine and relate to the employee and (ii) completed and retained a Form I-9 (and all supporting documents) with respect to each current employee of the Business and/or registered and participated in the E-Verify federal work authorization program, or its successor. The Business has not been the subject of an audit or investigation from the United States Department of Homeland Security, including the United States Immigration and Customs Enforcement or any predecessor thereto, and/or any state agency or department or any other immigration-related enforcement proceeding. Each current employee of the Business is in compliance with all applicable visa and work permit requirements, and all such visas or work permits will be valid upon the consummation of the Transactions contemplated herein.

(e)For the past four (4) years, there has not been any “mass layoff,” “plant closing” or other WARN event under the WARN Act affecting any current Employee or Former Employee of the Business, and the Company have not taken any action or failed to take any action in connection with the Transactions contemplated by this Agreement that would reasonably give rise to any liability or other obligation under the WARN Act.
(f)To the Knowledge of the Company and the Owner, no Employee has engaged in workplace conduct that would subject such Employee to termination of employment “for cause” under standards typical for the Business.
(g)The Company has provided the Purchaser with complete payroll records for the current fiscal year, including payroll registers and copies of payroll returns filed. These payroll records, in addition to the information provided in Schedule 4.17(c), represent full, accurate, and complete payroll records of the Company.
4.18    No Increase in Costs. Except (a) as set forth in Schedule 4.18 or (b) changes in general economic or regulatory conditions or changes that generally affect companies in the same or similar industries, neither the Company nor the Owner has any Knowledge that lead the Company or the Owner to believe that the acquisition of the Purchased Assets by the Purchaser will cause any of the costs or expenses of the Business to increase significantly over those currently paid by the Company with respect to any part of the Business, or any of the revenues of the Business to decrease significantly from those currently being received by the Company with respect to any part of the Business.
4.19    Compliance with Applicable Law; Adverse Restriction. The Company is presently conducting the Business in compliance with all applicable Laws. Neither the Company nor the Owner has received notification of any asserted present or past failure of the Company to comply with any Law and, no such violation of any Law exists or will exist upon the consummation of the Transactions contemplated by this Agreement. Other than restrictions that currently apply to Buyer and its operations in the Business, the Company is not subject to any Law or any other restriction of any kind or character, which would reasonably be expected to adversely affect the Business. Neither the Owner, the Company nor any director, officer, employee, agent or Affiliate acting on behalf of the Company has made or agreed to make any illegal contribution, payment or gift of funds or property to any official, employee or agent of any governmental entity.
4.20    Claims, Litigation, Proceedings, Etc..
(a)Except as set forth in Schedule 4.20, there are no existing, pending or, to the Knowledge of the Company and the Owner, threatened claims involving an aggregate amount of Ten Thousand Dollars ($10,000) or more involving or relating to the Business and/or the Company or any of the performance of the Company of services or sale of its products. Except as disclosed in Schedule 4.20, to the Knowledge of the Company and the Owner there are no facts known to the Owner or the Company, which would be a proper basis for such claims. Included on Schedule 4.20 is a summary description of all such claims made within the last two (2) years.
(b)Except for matters described in Schedule 4.20, (i) neither the Company nor the Owner has received any notice of any Action, and no Action is pending or to the Knowledge of the Company and the Owner threatened against the Company and to the Knowledge of the Company and the Owner there are no facts existing which would be a proper basis for any such claim; and (ii) there are no outstanding court arbitration or agency orders, decrees, or stipulations to which the Company or the Owner is a party that directly affect the Transactions contemplated hereby, or which may have a Material Adverse Effect or which will affect the ability of the Company or the Owner to perform their respective obligations under this Agreement.
4.21    Financial Statements.
(a)The Company has provided to the Purchaser copies of the unaudited statements of revenues and expenses, balance sheets, cash flow statements, and P&L/income statements, for the Company for the fiscal years ended 2021 through 2022 and the partial year through November 30, 2023 (collectively, the “Financial Statements”), and on or prior to Closing the Company will provide Purchaser with updated Financial Statement through the month end of the month prior to Closing.
(b)The Financial Statements have been prepared on the accrual basis of accounting consistently applied by the Company for all periods reported in the Financial Statements, and, subject to the exceptions set forth in Schedule 4.21(b), have been prepared in accordance with GAAP. Subject to normal and recurring year-end adjustments and the absence of notes with respect to the partial year Financial Statements, the Financial Statements fairly present in all material respects the combined financial position and results of operations on the tax accrual method of accounting for the Company, which are the subject of such Financial Statements for the respective periods covered thereby, and such Financial Statements, are the basis for the Tax Returns of the Company.
(c)The Financial Statements reflect all assets and liabilities of the Company in accordance with the books, accounts and records of the Company, and can be reconciled with the tax basis statements used in preparation of the Tax Returns of the Company. During the fiscal years reflected in the Financial Statements, The Company has not had any material non-recurring items of income or exceptional or extraordinary profits, except as fairly and accurately disclosed on the Financial Statements.
(d)The Company has maintained a system of internal accounting and other controls sufficient to provide consistency regarding the preparation of financial statements as utilized in reporting results on the Tax Returns of the Company.
4.22    Current Liabilities. The Current Liabilities set forth on Schedule 4.22 are (a) all accounts payable of the Company due to any third party, and (b) all Liabilities in respect of any products sold and/or services performed by, and/or operations of, the Company as of the date hereof. At or prior to the Closing, the Company shall update Schedule 4.22 to reflect all Current Liabilities as of the Closing Date.
4.23    Absence of Undisclosed Liabilities; Suppliers. The Company is not subject to any liability or material obligation of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), other than (a) liabilities or obligations reflected in the Financial Statements, (b) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2022, (c) liability or obligations reflected in any of the Schedules, (d) obligations or liabilities which are of a type required to be reflected on a balance sheet prepared in accordance with GAAP, (e) executory obligations pursuant to Assumed Liabilities, and (f) Current Liabilities paid to third parties pursuant to the Holdback Amount process in Section 2.10.
4.24    Insurance. Schedule 4.24 contains a description (including type of insurance, carrier, policy number and policy period) of all policies of liability, fire, property, workers’ compensation, health and other forms of insurance of any nature whatsoever presently in effect with respect to the Company and the real estate subject to the Real Estate Agreements. A true and correct copy of each document listed has previously been delivered to the Purchaser. All such policies are valid and enforceable and in full force and effect, and are sufficient for all applicable requirements of Law and no event has occurred and no condition exists which would allow coverage under such policies of insurance to be denied. The Company has not been denied insurance coverage and no insurance policy held by the Company has been canceled or reduced other than pursuant to the request of such Company. Schedule 4.24 lists all claims by the Company for insured losses in excess of Ten Thousand Dollars ($10,000) since January 1, 2022.
4.25    Brokers and Finders. No broker or investment banker acting on behalf of the Owner or the Company or under the authority of any of them is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Company in connection with any of the Transactions contemplated herein.
4.26    Affiliate Transactions. Set forth on Schedule 4.26 is a description of (a) each arrangement or agreement (whether written or oral) pursuant to which (i) the Company or any of their Affiliates, or any of the officers, directors, partners or employees of the Company or any of their respective Affiliates, or any member of such officer’s, director’s, partner’s or employee’s immediate family, (any of the foregoing a “Related Party”) provides any service, property, asset or loan to the Company or (ii) the Company provides any service, property, asset or loan to any Related Party or (b) any other contract between any Related Party and the Company, other than, in the case of clause (a) employment services provided in such Person’s capacity as an employee or officer of the Company and the compensation received therefor (each such arrangement or agreement referred to herein as an “Affiliate Transaction”). No Affiliate Transaction has been entered other than as an arms’ length transaction in the Ordinary Course of Business.
4.27    Tangible Personal Property.
(a)Except for any tangible assets that are subject to any Personal Property Leases, the Company exclusively has good and marketable title to all of the items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement, and except for items of tangible personal property leased pursuant to Personal Property Leases), free and clear of any and all Liens. All such items of tangible personal property, which, individually or in the aggregate, are material to the operation of the Business, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
(b)Schedule 4.27(b) sets forth all leases of tangible personal property (“Personal Property Leases”) relating to personal property used in the Business. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(c)The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any breach or default or event that with notice or lapse of time, or both, would constitute a breach or default by the Company under any of the Personal Property Leases and no other party is in breach or default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
4.28    Pest Infestation. The Company represents that it has maintained regular insect and/or pest control efforts at each Restaurant and that, to the Knowledge of the Company and the

Owner, no Restaurant is presently infested with any type of pest, including but not limited to insects and rodents.
4.29    Liquor Licenses. Schedule 4.29 identifies the license(s) for the sale of alcohol (each a “Liquor License”) for each Restaurant, including the type and renewal date for each Liquor License. The Company has provided copies of all Liquor Licenses to Purchaser. All Liquor Licenses are in good standing and in full force and effect. Since January 1, 2018, there have been no investigations, administrative proceedings, reports, filings, documents, correspondence or, to the Knowledge of the Company, investigations with respect to or related in any way to the Liquor Licenses, the Company has not received notice that any such matter is pending, and there are no facts known to the Owner or the Company, which would be a proper basis for such matter. The Company has timely paid when due all Taxes and any other amounts payable with respect to the Liquor Licenses.
4.30    COVID-19.
(a)Except as set forth on Schedule 4.29, the Company has not, due to the Pandemic (including as a result of any COVID-19 Orders): (i) agreed to defer or modify payment terms with respect to any accounts receivable, or received any request to take such actions from any third-party, written off any accounts receivable or increased any reserves for uncollectible accounts; (ii) deferred payment of, or modified payment terms with respect to, any accounts payable or indebtedness, or requested any such deferment or modification from any third-party; (iii) temporarily shut down any facility, including for sanitizing, or ordered a reduction in force (and Schedule 4.29 sets forth the dates of any such shut down and the approximate number of employee hours lost as a result of such shutdown); (iv) implemented any (x) freeze or reduction in salary, wages, bonus or other compensation, or (y) other costs savings measures; or (v) entered into any Contract to do any of the foregoing or undertaken any action or omission that would result in any of the foregoing the occurrence of which would reasonably be expected to have a Material Adverse Effect.
(b)With respect to each Purchased Contract, neither the Company nor the Owner has received notice of any plan or intention of any other party to any Purchased Contract to exercise any right to cancel, defer performance of, terminate, or rely on any force majeure or similar provisions of any Purchased Contract as a result of the Pandemic or COVID-19.
(c)Except as set forth on Schedule 4.29, the Company has not applied for or incurred any Pandemic-Relief Debt. As to any Pandemic-Relief Debt incurred by the Company: (i) the Company met (and continues to meet) the eligibility requirements for receipt of such Pandemic-Relief Debt under Pandemic-Relief Debt Documentation (including, without limitation, with application of all applicable affiliation requirements under applicable legal requirements), (ii) all representations and warranties made by the Company pursuant to the Pandemic-Relief Debt Documentation are true and correct in all respects, (iii) the Company is in compliance with all Pandemic-Relief Debt Documentation and without limiting the generality of the foregoing has used the proceeds of any such Pandemic-Relief Debt exclusively for purposes permitted by the Pandemic-Relief Debt Documentation (including, as to any PPP Loan exclusively for PPP Specified Forgivable Uses); and (iv) the Company has maintained all records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.
4.31    No Other Representations and Warranties. Except for the representations and warranties contained in Articles III or IV (including the related portions of the Disclosure Schedules), neither Owner, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Owner or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company, Business and the Purchased Assets furnished or made available to

Purchaser and its representatives (including any information, documents or material delivered to Purchaser /made available to Purchaser in the Data Room or in any other form in expectation of the Transactions contemplated hereby) or as to the future revenue, profitability or success of the Company or Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
PURCHASER’S REPRESENTATIONS AND WARRANTIES
The Purchaser hereby makes the following representations and warranties to the Company as of the date hereof and as of the Closing:
5.1    Organization. The Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Florida. The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and any Ancillary Agreement to be executed and delivered by the Purchaser pursuant hereto and to consummate the Transactions contemplated hereby and thereby.
5.2    Authorization. The execution, delivery and performance of this Agreement and any Ancillary Agreement to be executed and delivered by the Purchaser pursuant hereto have been duly authorized and approved by all necessary action of the Purchaser and do not require any further authorization or consent of the Purchaser. This Agreement and any Ancillary Agreement to be executed and delivered by the Purchaser pursuant hereto, when made by the Purchaser and the other parties thereto will be, a legal, valid and binding agreement of the Purchaser enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar Laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.3    No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and any Ancillary Agreement to be executed and delivered by the Purchaser pursuant hereto and the consummation by the Purchaser of any of the Transactions contemplated hereby and thereby does not conflict with any organizational documents of the Purchaser or any Law to which the Purchaser is subject, or require the consent or approval of, or a filing by the Purchaser with, any governmental or regulatory authority or any third party.
5.4    Litigation. There is no Action pending or threatened against the Purchaser, which questions the legality or propriety of the Transactions contemplated by this Agreement or would materially adversely affect the ability of the Purchaser to perform its obligations hereunder.
5.5    Brokers and Finders. No broker or investment banker acting on behalf of the Purchaser or under the authority of the Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from the Owner and/or Company in connection with any of the Transactions contemplated herein.
5.6    Disclaimer Regarding Projections. In connection with the Purchaser’s consideration of the Transactions contemplated by this Agreement, the Purchaser may have received from the Company, Owner and their respective Affiliates and representatives certain projections and other forecasts and certain business plan information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to Purchaser, and any use of or reliance by Purchaser on such projections, estimates and other forecasts and plans shall be at the sole risk of Purchaser. Accordingly, the Purchaser acknowledges, agrees and confirms that the Company and Owner and each of their respective directors, shareholders, members, managers, officers, employees, agents and representatives, do not make, have not made nor shall be deemed to have made any representation or warranty to Purchaser, express or implied, at Law or in equity, with respect to such projections, estimates, forecasts, plans, in each case, other than the representations and warranties set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules).
5.7    Nonreliance.
(a)Purchaser has conducted its own independent investigation, review and analysis of the Business, Purchased Assets, results of operations, prospects, financial condition of the Company and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Purchaser acknowledges and agrees that except for any breach by the Owner and Company of the express representations and warranties set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules), the Purchased Assets are taken without warranty except as set forth herein and in the current condition existing as of the Closing Date. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of the Company and Owner set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules); and (b) neither the Company, Owner nor any other Person has made any representation or warranty as to the Company, Owner or this Agreement or the accuracy or completeness of any information regarding the Company or the contents of the Data Room, except as expressly set forth in Articles III or IV of this Agreement (including the related portions of the Disclosure Schedules).
(b)Except as expressly set forth in Articles III or IV of this Agreement (including the related portions of the Disclosure Schedules), neither the Company, Owner nor any other Person has made any representation or warranty as to (i) the Company, Owner or this Agreement, (ii) the accuracy or completeness of any information regarding the Company or Purchased Assets, (iii) the contents of the Data Room, (iv) the financial condition, assets, liabilities or prospects of the Company, (v) any information, documents or material posted at any time to the Data Room, and (vi) any information, documents or material made available in response to questions or requests for information made by Purchaser or its representatives.
(c)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW (INCLUDING AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE) THAT RELATES IN ANY WAY TO THE COMPANY OR OWNER IS HEREBY EXPRESSLY DISCLAIMED.
ARTICLE VI
COVENANTS
6.1    Effort to Close; Third Party Consents.
(a)On the terms and subject to the conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each party shall use commercially reasonable efforts to obtain each consent, which if not obtained or made is reasonably likely to materially impair or delay the ability of the parties to consummate the Transactions contemplated by this Agreement.

(b)Prior to Closing, the Company shall obtain all the consents, waivers and estoppels necessary to consummate the Transactions contemplated in this Agreement. The Purchaser shall use its commercially reasonable efforts to provide cooperation and assistance in this regard.
6.2    Pre-Closing Access to Restricted Information; Access. Prior to the Closing, the Company shall permit representatives of the Purchaser (including financial and legal representatives) to have reasonable access, at reasonable times, to all premises, properties, books, officers, employees, records (including Tax records), contracts and documents of or pertaining to the Company, which Purchaser shall endeavor to do in a manner which minimizes disruption to the Business.
6.3    Notification of Inaccuracy in Representations and Warranties. Each party shall immediately notify the other if such party learns that any representations or warranty made by it in ARTICLE III, ARTICLE IV or ARTICLE V have become or will be inaccurate in any material respect as of the Closing.
6.4    Operation of Business Prior to Closing.
(a)Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of the Purchaser (which shall not be unreasonably delayed), the Company shall operate the Business in the Ordinary Course of Business. Prior to the Closing, except as otherwise contemplated by this Agreement, or with the prior written consent of the Purchaser (which shall not be unreasonably delayed), the Company shall not do any of the following:
(i)make any change in its articles of incorporation, Articles of Organization, Operating Agreements By-laws or other analogous organizational document;
(ii)except as mutually agreed by the parties and as set forth in Schedule 6.4(a)(ii), (A) increase the compensation or benefits of, grant any new equity compensation to, or enter into any new bonus, incentive or change in control agreement with any employee other than as required by any agreement or by Law in effect on the date of this Agreement, (B) adopt any new employee benefit plan or amend any existing employee benefit plan other than to reflect changes in Law or other than in the Ordinary Course of Business and consistent with past practice, (C) make or agree to make any bonus or profit sharing payments to any employee outside of the Ordinary Course of Business or (D) except with respect to hiring new employees, enter into any new employment, consulting or other compensation agreement for which the potential annual compensation to be paid is greater than $10,000;
(iii)enter into any Contract except in the Ordinary Course of Business, or amend, modify or terminate any Material Contract;
(iv)Enter into or negotiate any lease for the Under Development Restaurant without approval by the Purchaser;
(v)enter into any transactions with any Related Party (other than transactions in the Ordinary Course of Business among the Company);

(vi)incur any Indebtedness, or any obligations under capital leases, or make any guarantees, in any case except in the Ordinary Course of Business;
(vii)make any non-cash distribution with respect to its capital stock or securities;
(viii)make any change in its methods of accounting or accounting practices;
(ix)grant any severance or termination pay or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof;
(x)grant any equity or equity-based awards;
(xi)sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material Assets (which include Intellectual Property), other than in the Ordinary Course of Business;
(xii)make any acquisition of stock or assets of any Person except in the Ordinary Course of Business, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization of the Company or otherwise alter the corporate structure of the Company;
(xiii)take any action that would constitute a mass layoff or plant closing under the WARN Act;
(xiv)take any action that would cause the Business to fall out of compliance with all applicable Laws relating to labor and employment practices;
(xv)make or change any Tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(xvi)cancel any claims held by the Company (including the settlement of any Action); or
(xvii)authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $10,000 or capital expenditures that are, in the aggregate, in excess of $25,000 for the Company taken as a whole, which will not be concluded prior to the Closing.

(b)Prior to the Closing, except as contemplated by this Agreement or with the prior written consent of the Purchaser, the Company shall:
(i)preserve intact its current business organizations, keep available the services of its directors, officers, employees, agents and Affiliates and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with them;
(ii)report to the Purchaser, as reasonably requested by the Purchaser, concerning the status of the Business and the finances of the Company;
(iii)keep in full force and effect, without amendment, all rights relating to the Business;
(iv)timely pay in full all Taxes and other obligations on the Purchased Assets when such Taxes and other obligations are due and payable;
(v)maintain the Purchased Assets in a state of repair and condition that is consistent with the practices of the Company, and as reasonably necessary to maintain proper function and use;
(vi)maintain all Permits required for the continued operation of the Business;
(vii)maintain liquor licenses at the Restaurants in good standing and be responsible for any renewals due prior to Closing;
(viii)cooperate fully with Purchaser to comply with any requirements of the North Carolina Alcoholic Beverage Control Commission (“NC ABCC”) arising from or related to this Agreement, including paying any required sales tax or other required fees up until the date of Closing;
(ix)cooperate with Purchaser in any manner necessary with regard to Purchaser’s liquor license applications, including but not limited to prompt execution of any forms or documents required by the NC ABCC;
(x)notify the Purchaser, in writing, of any change in the condition of the Business or Purchased Assets which would reasonably be expected to have a Material Adverse Effect within five (5) days of becoming aware of such change; and
(xi)continue in all respects to comply with the terms of the franchise-related agreements between the Company and First Watch Franchise Development, Co.
6.5    Confidentiality. The Owner and the Company recognize and acknowledge that certain of the assets of the Company comprised of nonpublic confidential and proprietary information, including, without limitation, confidential information regarding pricing policies, methods of operation, proprietary intellectual property and software, sales, products, profits, costs, markets, key personnel, formulae and trade secrets (hereinafter called “Confidential Information”) are valuable, special and unique assets of the Company. From and for a period of five (5) years after the Closing, the Company and Owner shall, and shall cause their respective Affiliates to, hold in confidence all Confidential Information and any and all information, whether written or oral, concerning the Business, except to the extent that the Company or Owner can show that such information (a) is generally available to and known by the public through no fault of the Company or Owner, any of their respective Affiliates or their respective representatives; (b) is lawfully acquired by the Company or Owner, any of their respective Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) represents general knowledge or management practices which are not specific to the Business. If the Company or Owner or any of their respective Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Company or Owner, as the case may be, shall promptly notify Purchaser in writing and shall disclose only that portion of such information which the Company is advised by its counsel in writing is legally required to be disclosed, provided that the Company shall use best efforts at Purchaser’s cost to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. This Section 6.5 shall survive any termination of this Agreement. The covenants in this Section 6.5 do not extend to the disclosure of information in connection with (i) enforcement of any right or remedy under this Agreement, (ii) prosecution or defense of claims against the Company or Owner (including claims subject to indemnification pursuant to Article IX) and (iii) any tax-related matters. The Company and Owner may retain copies of all other documents, memoranda and correspondence related to the Transaction contemplated herein.
6.6    Preservation of Records. The Company and the Purchaser agree that each of them shall preserve and keep all Documents held by them relating to the Business for a period of five (5) years from the Closing, except as otherwise required by law, and shall make such Documents available to the other as may be reasonably required by such party in connection with its business requirements, including, among other things, any insurance claims by, Actions against or governmental investigations of the Company or the Purchaser or any of their Affiliates or in order to enable the Company or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. No party shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.6 where such access would violate any applicable Law.
6.7    Exclusivity.
(a)The Owner and the Company agree that from the date of this Agreement until the earlier of: (i) when this Agreement is terminated under the terms hereof, or (ii) the Closing (the “Exclusivity Period”); neither the Company nor any of their respective officers, directors, agents or Affiliates shall, directly or indirectly: (A) enter into any written or oral agreement or understanding with any Person (other than the Purchaser) regarding the sale (whether by sale of stock, merger, consolidation, sale of assets or other disposition) of all or any part of the Company or any material portion of their respective assets or any issued or any unissued capital stock (“Another Transaction”); (B) enter into or continue any negotiations or discussion with any Person (other than the Purchaser) regarding the possibility of Another Transaction; (C) except as otherwise required by Law, order of a Governmental Authority or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Company (including this Agreement and any materials containing the Purchaser’s proposal) to any Person (other than the Purchaser and its representatives); (D) except as required by Law or as may be necessary to comply with the terms and provisions of this Agreement, identify the Purchaser as an acquirer of the Company, or disclose the existence of or any information related to this Agreement or the Transactions contemplated hereby; or (E) solicit, initiate, facilitate or encourage (including by way of providing information regarding the Company or the Business to any Person or providing access to any Person) the submission of any inquiry, proposal or offer from any Person relating to Another Transaction, and the Company shall cause its directors, officers, employees, agents, representatives and Affiliates to refrain from any of the foregoing.
(b)The Company shall notify the Purchaser promptly, but in any event within twenty-four (24) hours, orally and in writing upon learning of or receiving any such inquiry, proposal or offer relating to Another Transaction. Any such notice to the Purchaser shall indicate in reasonable detail the identity (to the extent not prohibited by the terms of any confidentiality agreement existing on the date of this Agreement) of the Person making such inquiry, proposal or offer, and the terms and conditions of such inquiry, proposal or offer. No Company shall release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of the Purchaser (which shall not be unreasonably delayed).
6.8    Solicitation of Employees; Noncompetition.
(a)After the Closing, the Owner and the Company will not, and will cause its Affiliates and immediate family members not to, directly or indirectly:
(i)for a period of five (5) years from the Closing, in any individual, representative or other capacity, employ or engage any management or supervisory Employee, or knowingly and intentionally solicit for employment or engagement, or enter into any business relationship with, or in any way interfere with the relationship between the Purchaser and (A) any person who was an employee or contractor of the Company on or after November 14, 2023, or (B) any person that to the actual knowledge of the Company or Owner, subject to the duty to inquire, has accepted employment or a contract arrangement to perform work or services with the Purchaser after the Closing, including any employee who may have worked at Arboretum, whether or not such employment or contract arrangement continues during the five (5) year period; provided that such restriction shall not apply (Y) to anyone not hired by the Purchaser or non-management employees terminated by the Purchaser, subject to a ninety (90) day wait period and (Z) to the employment by the Company’s Affiliates of the individuals listed on Schedule 6.8(a)(i), so long as such individuals are employed by the Purchaser and any Company Affiliate on an hourly basis in a non-management role and the Company Affiliate does not schedule such individuals to work on any day prior to 3:00 PM ET;
(ii)for a period of five (5) years from the Closing, in any individual, representative or other capacity, divert, take away, or knowingly and intentionally solicit or attempt to take away or attempt to divert, or attempt to take away or attempt to divert, the business of any Person, wherever located, who is a (A) customer or (B) vendor or supplier of the Business or the Company as of or after the Closing; provided, however that the foregoing restriction in (A) shall not apply to Carveout Activities; and
(iii)for a period of five (5) years from the Closing, render any services as an officer, director, member, manager, employee, agent, consultant or in any other capacity to, or own any interest (other than an interest of less than five percent (5%) of the stock of a publicly held company), as an individual owner, stockholder, member, partner or in any other manner in any Person which is or engages in a business in competition with the Company or the Business within the State of North Carolina, including but not limited to any business engaged in the ownership, management, or operation of restaurants serving or specializing in breakfast, brunch, or lunch fare. By way of example, and not of limitation, the list of restaurants in Schedule 6.8(a)(iii) is a list of restaurants that represent the type of restaurant that the parties agree are deemed to compete with the Company (any “Competitive Restaurant”). However that the foregoing restriction in this Section 6.8(a)(iii) shall not apply to VIM’s (including its owners, employees and affiliates) involvement with (A) Good Morning Carolinas, LLC, (B) Tribeca and Mash House or (C) other licensed locations from Purchaser; in the case of (A) and (B), as they each currently operate (collectively “Carveout Activities”).
(b)The parties agree that none of the foregoing restrictions shall apply to a sale of the assets used to operate Arboretum by the Company so long as the buyer (or its affiliates) in such transaction have not, do not and will not operate a Competitive Restaurant.
(c)If any of the foregoing provisions of this Section 6.8 shall be adjudicated to be invalid or unenforceable, such provision shall be amended as to the time period, geographical territory, scope or otherwise amended only to the degree as is necessary to cause such provision to be valid and enforceable to the greatest extent as contemplated by the express language of the foregoing provisions of this Section 6.8, and such amendment shall apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made. The Owner and the Company agree that money damages would not be an adequate remedy for any breach of this Section 6.8. Therefore, in the event of a breach or threatened breach of this Section 6.8, the Purchaser or any of its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction to seek specific performance and/or injunctive or other relief in order to enforce or prevent violations of the provisions hereof (without posting a bond or other security and without proving actual damages). In addition, in the event of a or violation by the Company or the Owner of this Section 6.8 the restricted period with respect to this Section 6.8 shall be tolled until such breach or violation has been cured. The existence of any claim or cause of action by the Company or the Owner against the Purchaser, the Company or any of their Affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to or limit the enforcement by the Purchaser of this Section 6.8, which Section will be enforceable notwithstanding the existence of a breach by the Purchaser.
(d)The Owner expressly agrees and acknowledges that the restrictions contained in this Section 6.8 do not preclude the Owner from earning a livelihood, nor do they unreasonably impose limitations on the Owner’s ability to earn a living. In addition, the Owner and the Company agree and acknowledge that the potential harm to the Purchaser of this non-enforcement of this Section 6.8 outweighs the harm to the Owner or the Company of his, her or its enforcement by injunction or otherwise. The Owner and the Company expressly acknowledge and agree that (i) each restriction imposed by this Section 6.8 is reasonable with respect to subject matter, geographic territory and time period and such restrictions are necessary to protect the Purchaser’s interest in, and value of, the Company, (including without limitation, the goodwill inherent therein), and (ii) the Purchaser would not have consummated the Transactions contemplated by this Agreement without the restrictions contained in this Section 6.8. The Owner and the Company understands that the restrictions and covenants contained in this Section 6.8 are in addition to, and not in lieu of, any non-competition, non-solicitation or other similar obligations contained in any other agreements between the Owner and the Company.
6.9    Payment of Indebtedness. Set forth on Schedule 6.9 is all of the Indebtedness of the Company as of the Effective Date and as of Closing (the “Company Indebtedness”). At the Closing, the Company will pay or authorize Purchaser to pay in cash by wire transfer of immediately available funds, the Company Indebtedness to the Persons or bank accounts and in the amounts specified on Schedule 6.9. In connection therewith, the Company agree that they shall provide the Purchaser with any information reasonably requested by the Purchaser in connection with such repayment and/or termination and shall otherwise cooperate with the Purchaser to facilitate the repayment and/or termination of the Company Indebtedness at the Closing. Without limiting the foregoing, the Company shall (a) negotiate payoff letters from third-party lenders and trustees, in form and substance reasonably satisfactory to the Purchaser, with respect to any the Company Indebtedness prior to the Closing, and (b) such payoff letters shall provide for the release of all Liens related to the Company Indebtedness upon payment of such payoff amounts.
6.10    Employees.
(a)As of the Closing, the Purchaser intends to employ all the Employees of the Business on an at-will basis. The parties acknowledge and agree that the Purchaser may employ any person who may have worked at Arboretum. The Company shall cooperate with the Purchaser’s efforts to retain those Employees. From and after the Effective Date, the Company shall provide the Purchaser, to the fullest extent permitted by law, access to their personnel, payroll and immigration records and files, and shall provide such other information regarding those Employees of the Business as the Purchaser may reasonably request.
(b)The Company shall be solely responsible and the Purchaser shall have no obligations whatsoever for any compensation or other amounts payable to any Employee or Former Employee of the Company, or any Employee who does not accept employment with the Purchaser, including wages, salary, bonus, accrued vacations, accrued paid time off, fringe, pension or profit sharing benefits, or severance pay payable to any Employee, Former Employee of the Company, or any Employee who does not accept employment with the Purchaser for any period relating to the service with respect to the Business at any time prior to the Closing. The Company shall pay all such amounts legally due and owing to the Employees of the Business for any period relating to the service with respect to the Business at any time prior to the Closing and any amounts legally due and owing to Employees (including any Employee who does not accept employment with the Purchaser) in connection with the consummation of the Transactions contemplated by this Agreement. For example and clarity, but not limitation, the Company will be solely responsible for, and as of Closing shall pay, all accrued vacation and accrued paid time off, if any, that has accrued as of, prior to, or due to the Closing in accordance with the Company’s existing benefit policy.
(c)Without limiting Section 2.4, the Purchaser does not assume any responsibility for any claim for any medical, dental, life insurance, health, accident, injury or disability benefits, with respect to the Employees of the Company incurred prior to, on or following the Closing.
(d)Because the Company will cease doing business following the Closing and neither the Company nor any of their ERISA Affiliates will maintain any group health plan following the Closing, the Purchaser will, following the Closing, be responsible for and administer the continuation coverage requirements of Sections 601-608 of ERISA and Section 4980B of ERISA and any similar continuation coverage requirements of any State with respect to any “M&A qualified beneficiary,” as such term is defined in Treas. Reg. Section 54.4980B-9, Q&A-4, with respect to the Transactions contemplated by this Agreement. The Company shall remain solely responsible for all worker’s compensation claims of any Employees (or Former Employees), agents or “leased” employees of the Company which relate to events occurring prior to the Closing. The Company shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to extend insurance coverage for the employees with benefits (“Extend Coverage”) through the last day of the month of Closing. The Company will notify the Purchaser in advance if it is possible for the Company to Extend Coverage and of the direct costs to do so, and the Purchaser may at its sole discretion advise the Company to Extend Coverage. The Purchaser will reimburse the Company’s direct costs to Extend Coverage within 30 days of the Company paying such direct costs and providing documentation of such payment to the Purchaser. The Purchaser may alternatively and at its sole discretion decide to extend employee coverage post-Closing in another manner.
6.11    Debranding; D/B/A Termination. Purchaser will use good faith efforts to provide Company at least seven (7) days’ prior notice of the target Closing Date. Upon receipt of such notice, Company shall commence the following de-branding tasks with respect to Arboretum: (a) remove all signage that includes “First Watch” or any similar designation; and (b) comply in all respects with the terms and conditions of the franchise-related agreements between the Company and First Watch Franchise Development, Co., including, but not limited to, all provisions related to de-branding and any de-branding requirements included in such agreements. The Company shall have completed such tasks as of Closing; provided, however, that if Purchaser elects to proceed to Closing and such tasks are not yet completed, Company shall complete all such tasks no later than seven (7) days after Closing. As of Closing, the Company will terminate all doing business as designations that include “First Watch” or any similar designation and provide evidence such terminations to Purchaser.

6.12    Updates to Disclosure Schedule. From time to time prior to the Closing, the Company shall supplement or amend with reasonable frequency the information contained in the Schedules to this Agreement solely with respect to any matter hereafter arising or occurring which, if existing or occurring on or before the date of this Agreement, would have been required to be set forth in such Schedule (each, an “Intervening Event”). Any such Schedule supplement shall be deemed accepted by Purchaser to amend or supplement the applicable Schedule to the extent such update constitutes changes or supplements to lists of items of information required to be set forth in the Schedules due to circumstances or events occurring in the Ordinary Course of Business between the date hereof and the Closing Date (by way of illustration and not limitation, changes in lists of tangible personal property, Material Contracts and employees). Prior to Closing, any such supplement or amendment delivered pursuant to this Section shall in no event be the basis for a claim that any representation or warranty is inaccurate or has been breached for purposes of Section 9.2, but to the extent the underlying facts for such supplement or amendment has a Material Adverse Effect, such supplement or amendment may provide a basis for the Purchaser to terminate this Agreement pursuant to Section 10.1 to the extent provided therein.
6.13    Refunds. After the Closing, if Purchaser receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, Purchaser promptly shall remit or shall cause to be remitted such amount to the Company. After the Closing, if Purchaser receives any refund or other amount which is related to claims (including workers’ compensation), litigation, taxes, insurance or other matters for which the Company or Owner are responsible hereunder, and which amount is not a Purchased Asset, or is otherwise properly due and owing to the Company or Owner in accordance with the terms of this Agreement, Purchaser promptly shall remit, or cause to be remitted, such amount to the Company.
6.14    Proration. Notwithstanding anything herein to the contrary, any ad valorem Taxes imposed on the Purchased Assets and other periodic expense items such as utilities and similar expenses with respect to the Purchased Assets that relate to a period beginning before the

Closing Date and ending on the date prior to the Closing Date shall be apportioned as of Closing such that the Company shall be liable for that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Purchaser shall be liable for that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date. All amounts to be prorated will, to the extent reasonably feasible, be taken into account in a settlement sheet to be prepared by the parties in connection with the Closing. To the extent the amounts of any such proratable items are not finally known at the Closing, appropriate settlement will be made within thirty (30) days after the amount of any such item is finally known.
ARTICLE VII
CONDITIONS TO CLOSING & CLOSING
7.1    Conditions for the Purchaser. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Purchaser to complete the closing of the transactions contemplated by this Agreement (the “Transactions”) shall be subject to the satisfaction or waiver by the Purchaser of the following conditions:
(a)All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Owner and the Company shall have been complied with or performed or satisfied in all material respects on or prior to the Closing.
(b)The representations and warranties of the Owner and the Company herein shall be true and correct in all material respects on the date of this Agreement and on the Closing (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct on such earlier date), or if such representation and warranty is qualified by materiality, then such representation and warranty shall be true in all respects.
(c)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of such Transactions.
(d)The Owner and the Company shall have made all the deliveries required under ARTICLE VIII.
(e)The Purchaser is satisfied, in its sole discretion, with its due diligence review of all Purchased Assets and the Business, including but not limited to due diligence obtained in any title report, title commitment, survey or environmental study performed on any of the real estate subject to the Real Estate Agreements.
(f)The Company shall have obtained all the consents, waivers and estoppels necessary to consummate the Transactions.
(g)The Company shall provide the Purchaser at the Closing a certificate in form and substance satisfactory to the Purchaser, duly executed and acknowledged, certifying any facts that would exempt the Transactions contemplated hereby from withholding under Section 1445 of the Code and specifying that the Company is not a non-U.S. Person.
(h)Since the date hereof, there shall have been no material change in the Business, any of the Restaurants, or the results of operations, prospects, condition (financial or otherwise) or assets of the Company.

(i)All of the Real Estate Agreements shall be in full force and effect as of the Closing.
(j)The Purchaser shall have obtained all Permits necessary for the Purchaser to operate the Purchased Assets.
(k)The Purchaser shall have entered into an employment arrangement with the management level Employees of each Restaurant and hourly employees for each Restaurant sufficient, in Purchaser’s reasonable business judgment, to continue successful operations in the ordinary course of business.
(l)The Company shall have maintained aggregate TTM “Net Restaurant Level EBITDA” (as defined in that certain Amended and Restated Purchase Option Addendum by and between First Watch Franchise Development Co. (“FWFD”) and Robert Frame, individually and on behalf of the Companies) of at least $10,500,000, excluding Arboretum, during the period of time commencing on the execution of the Letter of Intent by and among the Company, the Owner and the Purchaser and continuing until the Closing. This condition is expressly required, notwithstanding any other language in the Agreement regarding projections or the operations of the Business prior to Closing.
7.2    Conditions for Owner and the Company. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Owner and the Company to complete the closing of the Transaction shall be subject to the satisfaction or waiver by the Owner and the Company of the following conditions:
(a)All the terms, covenants and conditions of this Agreement to be complied with or performed or satisfied by the Purchaser shall have been complied with or performed or satisfied on or prior to the Closing.
(b)The representations and warranties of the Purchaser set forth herein shall be true and correct in all respects on the date of this Agreement and on the Closing (except to the extent such representations and warranties specifically relate to an earlier date in which case such representations and warranties shall be true and correct on such earlier date).
(c)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of such Transactions.
(d)The Purchaser shall have paid the Purchase Price as provided in Section 2.9 and pursuant to Section 8.2.
(e)The Purchaser shall have made all the deliveries required under ARTICLE VIII.
7.3    Closing. Subject to the satisfaction or waiver of the conditions of Closing set forth in Section 7.1 and Section 7.2, the closing of the Transactions (the “Closing”) shall take place three (3) Business Days after the date that the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or such other date as otherwise mutually agreed upon by the Purchaser, Owner and the Company. The parties agree that the Closing shall be by electronic exchange of the documents and funds transfer. The time and date as of which the Transactions shall be deemed effective shall be 12:01 a.m. EDT on the Closing. “Business Day” shall mean any day other than a

Saturday, Sunday or other day on which commercial banks in the State of North Carolina are authorized or obligated to close under applicable Laws.
ARTICLE VIII
DELIVERIES
8.1    Deliveries by the Company. On the date of Closing, the Company shall deliver or cause to be delivered to the Purchaser:
(a)A certificate of the Company, dated the day of Closing and duly executed by the Company, certifying as to (i) certified copies of the Articles of Incorporation or Articles of Organization of the Company, as amended, certified not more than twenty-one (21) days prior to the Closing; (ii) a copy of the By-Laws, Operating Agreement or similar agreement of the Company, as amended, in effect as of Closing; (iii) a copy of the authoring resolutions of the Company and of the Owner authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions; and (iv) a copy of a certificate of existence for the Company issued by the Secretary of State of the Company’s jurisdiction of formation dated within ten (10) days of the date of Closing;
(b)A certificate for the Company, dated the day of Closing and duly executed by the Company, certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;
(c)All necessary third-party consents (including, without limitation, consents required under each of the Real Estate Agreements) necessary for the assignment of the Purchased Contracts from the Company to the Purchaser and the consummation of the Transactions;
(d)An assignment, assumption, consent and amendment, if applicable, estoppel certificate, and subordination and nondisturbance agreement with respect to each of the Real Estate Agreements (the “Lease Assignments”) satisfactory to the Purchaser, executed by the Purchaser, Company and the landlords under the Real Estate Agreements, and the Company shall have paid all fees related to or arising out of such Lease Assignments (including any fees of landlord counsel), subject to a cap per location equal to the greater of: (a) the fee, if any, set forth in the applicable Real Estate Agreement; or (b) One Thousand Dollars ($1,000), whereby Purchaser agrees to use commercially reasonable efforts to obtain releases of all guarantors under the Real Estate Agreements and will indemnify the guarantors if those releases are not obtained; provided; however, that Purchaser agrees that it will not withhold execution of a Lease Assignment and thereby delay Closing for a failure to negotiate modifications to existing financial terms acceptable to Purchaser regarding rent, percentage rent or triple net calculations (including landlord insurance and taxes) otherwise due under the Real Estate Agreements currently in effect;
(e)A Bill of Sale substantially in the form of Exhibit A (the “Bill of Sale”), duly executed by the Company;
(f)An Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Company;
(g)An Escrow Agreement as mutually negotiated by the Escrow Agent, the Company and the Purchaser (the “Escrow Agreement”), duly executed by the Company;
(h)Executed payoff letters described in Section 6.9(b) which provide for the post-closing release of any and all Liens on the Purchased Assets;

(i)Such other instruments of assignment, certificates of title and other conveyance documents, dated the day of Closing, as may be necessary to transfer to the Purchaser all of the right, title and interest of the Company in and to the Purchased Assets, free and clear of all Liens, together with possession of the Purchased Assets;
(j)Clearance certificates or similar documents required by any applicable state taxing authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price;
(k)An executed Voluntary Termination of Agreements (“Voluntary Termination”), which terminates the franchise-related agreements between the Company and First Watch Franchise Development, Co. satisfactory to the Purchaser;
(l)Completed IRS Form W-9 for the Company;
(m)The Target Drawer Cash;
(n)Food inventory for each Restaurant having a value as of the Closing as is typically held in the Ordinary Course of Business, but in no event less than Eight Thousand Dollars ($8,000.00) for each Restaurant (the “Minimum Inventory Value”);
(o)The Closing Statement; and
(p)A Management Agreement relating to the transitioning of each Liquor License substantially in the form of Exhibit C (the “Management Agreement”), duly executed by the Company;
(q)The following for the Company dated as of and current through Closing, with the understanding that these may not be available until after the Closing, and will be delivered as quickly as possible after the Closing:
(i)Closing Trial Balance;
(ii)Closing Balance Sheet; and
(iii)Closing Income Statement.
8.2    Deliveries by the Purchaser. On the date of Closing, the Purchaser shall deliver or cause to be delivered to the Company:
(a)A certificate of the Purchaser, dated the day of Closing, and duly executed by Purchaser, certifying as to a copy of the authoring resolutions of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the Transactions, and a copy of a certificate of good standing for the Purchaser issued by the Secretary of State of the Purchaser’s jurisdiction of formation dated within ten (10) days of the date of Closing;
(b)Such other documents, dated the day of Closing, required to be entered into by the Purchaser pursuant to this Agreement or reasonably requested by the Representative to otherwise consummate the Transaction;
(c)The Closing Payment, which amount shall be payable on the day of Closing by wire transfer of immediately available funds to an account, which shall be designated by the Representative no later than two (2) Business Days prior to the Closing;

(d)The Closing Statement executed by the Purchaser;
(e)A certificate, dated the day of Closing, duly executed by the Purchaser, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(f)The Assignment and Assumption Agreement, duly executed by the Purchaser;
(g)The Lease Assignments, duly executed by the Purchaser;
(h)The Escrow Agreement, duly executed by the Purchaser;
(i)The Voluntary Termination, duly executed by First Watch Franchise Development, Co.; and
(j)The Management Agreement, duly executed by the Purchaser.
ARTICLE IX
SURVIVAL; INDEMNIFICATION; REPRESENTATIVE
9.1    Survival.
(a)Except as set forth in this Section 9.1(a), (i) all rights related to indemnification shall survive until eighteen (18) months following the Closing (the “Release Date”)and (ii) on the Release Date, all rights related to indemnification in this Agreement shall expire and be of no further force or effect, except that if within such period of time the indemnified party in good faith gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim in good faith or expiration of the applicable statute of limitations; provided, however, the representations and warranties in Section 3.1, Section 3.2, Section 3.3(a), Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.11(b), Section 4.25, Section 4.31, Section 5.6 and Section 5.7 are referred to herein as the “Fundamental Representations” and shall survive for a period of six (6) years after the Closing.
(b)The covenants and agreements in this Agreement shall survive until performed.
9.2    Indemnification.
(a)The Company and the Owner shall jointly and severally defend, indemnify and hold harmless the Purchaser and its officers, directors, agents representatives and Affiliates (the “Purchaser Indemnitees”) from and against any and all of the following (but excluding consequential damages, lost profits, lost revenue, or damages based upon any type of multiple): actual losses, costs, damages, liabilities, claims, penalties, fines, judgments, awards, settlements, fees and expenses, including reasonable attorneys’ fees and expenses and costs of investigation and successfully enforcing the rights of indemnification hereunder (“Damages”) to the extent incurred by the Purchaser Indemnitees arising out of or resulting from:
(i)any inaccuracy in or breach by the Owner or the Company of its representations and warranties made under this Agreement (including any Schedule attached hereto) or any agreement, certificate or instrument delivered by or on behalf of the Purchaser pursuant to this Agreement;

(ii)any breach by the Owner or the Company of any covenant or agreement made under this Agreement (including any Schedule attached hereto);
(iii)any claim or Damages related to the Excluded Assets or the Excluded Contracts;
(iv)any Excluded Liability; or
(v)the employment or termination of employment by the Company of any Employee.
(b)From and after the Closing, the Purchaser shall defend, indemnify and hold harmless the Company and its officers, directors, agents, representatives and Affiliates (“Owner Indemnitees”) from and against any and all Damages incurred by Owner Indemnitees arising out of or resulting from:
(i)any inaccuracy in or breach by the Purchaser of its representations and warranties made under this Agreement (including any Schedule attached hereto) or any certificate or instrument delivery by or on behalf of the Purchaser pursuant to this Agreement;
(ii)any breach by the Purchaser of any covenant or agreement made under this Agreement (including any Schedule attached hereto);
(iii)any Assumed Liability, including any claim by landlords under guaranties for the post-Closing period; or
(iv)the operation of the Business or ownership of the Purchased Assets after the Closing.
9.3    Procedures.
(a)The indemnified party shall give prompt written notice to the indemnifying party within ten (30) days after becoming aware of a claim as to which indemnity may be sought and ten (10) days after receipt of notice of a Third Party Claim (as defined herein), including as a result of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure in good faith to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The Claim notice (“Claim Notice”) must (A) describe with reasonable particularity the circumstances supporting the indemnified party’s belief that it is entitled to indemnification under this Article IX, (B) if a Third-Party Claim, deliver copies of any documents served on the indemnified party, (C) provide material written evidence related to the Claim (to the extent feasible) and (D) estimate the amount, if reasonably practicable and feasible, of the Damages that may be sustained by the indemnified party.
(b)The indemnifying party shall have the right to undertake the defense or opposition to a third party claim (“Third Party Claim”) with counsel selected by it (such expenses to be included in the calculation of Damages) by providing notice of such election within ten (10) days after receipt of the Claim Notice; provided that the indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. If such Third Party Claim is asserted directly by or on behalf of a Person that is a supplier or vendor of the Company, to the extent the Company or the Owner are the indemnifying party, the Company or the Owner shall use reasonable efforts seek input from Purchaser in connection with such Claim. In the event that the indemnifying party does not undertake such defense or opposition in a reasonably timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Third Party Claim with counsel selected by the indemnified party, with the indemnifying party liable for all reasonable legal costs and expenses of legal counsel (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
(c)Anything herein to the contrary notwithstanding:
(i)the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Third Party Claim; provided that if in the reasonable opinion of counsel to the indemnified party, (A) there are legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or (B) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be reasonably waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party reasonably determines that counsel is required;
(ii)the indemnifying party shall not, without the indemnified party’s written consent (which shall not be unreasonably delayed, conditioned or withheld), settle or compromise any Third Party Claim or consent to entry of any judgment to the extent (A) the Third Party Claim seeks damages in addition to monetary damages and (B) such settlement does not provide for the unconditional release of the indemnified party from all liabilities and obligations in connection with such Third Party Claim;
(iii)in the event that the indemnifying party undertakes defense of or opposition to any Third Party Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Third Party Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Third Party Claim including, making available records relating to such Third-Party Claim and furnishing management employees without expense of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim;
(iv)To the extent that the indemnifying party makes or is required to make any indemnification payment to the indemnified party, the indemnifying party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contributions, and other rights of recovery) that the indemnified party may have against any other Person with respect to any Damages to which such indemnification payment is directly or indirectly related.

9.4    Limitations.
(a)Other than with respect to breaches of Fundamental Representations which shall not be subject to the limitation set forth in this Section 9.4(a), no party shall be required to indemnify another party pursuant to Section 9.2(a)(i) unless and until the aggregate amount of the indemnified party’s Damages exceeds an amount equal to Fifty Thousand Dollars ($50,000) (“Basket”), after which the indemnified party shall be entitled to recover all of its Damages in excess of the Basket.
(b)Other than with respect to claims arising from Intentional Fraud or intentional misconduct which shall not be subject to the limitation set forth in this Section 9.4(b), neither the Company nor the Owner shall have the obligation to indemnify the Purchaser for Damages pursuant to Section 9.2(a)(i) exceeding an aggregate amount equal to thirty-five percent (35%) of the Purchase Price (the “Cap”); provided, however, that with respect to breaches of Fundamental Representations, the Cap shall be an amount equal to the Purchase Price.
(c)For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty or the calculation of any related indemnifiable Damage shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty or covenant; provided, however, that (i) any dollar thresholds contained in such representation, warranty or covenant shall not be ignored for purposes of determining any such inaccuracy or breach, and (ii) the term “Material Adverse Effect” contained in Section 4.5 shall not be ignored for purposes of determining any such inaccuracy or breach of Section 4.5.
(d)For the avoidance of doubt, in the event that the Company is liable to the Purchaser Indemnitees for Damages under this ARTICLE IX, such Purchaser Indemnitee shall not be obligated to proceed directly against the Company or the Owner. The Escrow Fund, however, shall serve as the first source of recovery for indemnity claims until exhausted.
(e)The representations, warranties and covenants of the indemnifying party, and the indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the indemnified party (including by any of its representatives) or by reason of the fact that the indemnified party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the indemnified party’s waiver of any condition set forth in Section 7.1 or Section 7.2, as the case may be; provided however, Purchaser covenants to notify the Company prior to Closing if an officer of the Purchaser has actual knowledge that the Company or Owner is breaching one or more representations or warranties in this Agreement. Notwithstanding the foregoing, as more fully described in Section 5.7, the Purchaser represents that it is not relying on any representations or warranties not contained in this Agreement.
(f) The amount of Damages will be calculated net of any amounts (i) recovered or recoverable by Purchaser under any policy of insurance or from a third party and any indemnity, contribution or similar payment or (ii) to the extent such amounts were already deducted from the Holdback Amount or Escrow Fund or otherwise treated as a post-Closing reduction to the Purchase Price reflected on the Closing Statement. The indemnified parties shall mitigate any Damages that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, by incurring costs only to the minimum extent necessary to remedy a breach, or otherwise.
9.5    The Owner’s and the Company’s Representative. The Owner and the Company hereby appoint Robert B. Frame as their agent and representative (the “Representative”) for the purposes of acting for and binding for all purposes of this Agreement, any Ancillary Agreement or any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith, including, without limitation:
(a)Amending, restating, supplementing, terminating or otherwise modifying this Agreement, any Ancillary Agreement or any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith;
(b)Allocating the Purchase Price in accordance with the terms and conditions set forth in Section 2.13;
(c)Settling any controversies or disagreements between the Purchaser and any or all of the Company hereunder or under any Ancillary Agreement, agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith;
(d)Receiving or giving any notices to or from any or all of the Company or under any Ancillary Agreement, agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith;
(e)to disburse any funds received hereunder by the Company,
(f)Communicating on behalf of any or all of the Company with the Purchaser as to any matters relating to this Agreement, any Ancillary Agreement or any agreement, certificate, instrument or other document executed pursuant hereto or in connection herewith.
In the event the appointed Representative is unable, unwilling or unavailable to serve as the Representative, the Company shall appoint a successor Representative, but such appointment shall not be effective until such successor Representative agrees in writing to accept such appointment and written notice of the selection of such successor Representative is provided to the Purchaser. If a successor Representative is not appointed within thirty (30) days after the Representative’s inability, unwillingness or unavailability to serve or because notice of such appointment has not been provided to the Purchaser, each of the parties hereto will have a right to petition any court of competent jurisdiction for the appointment of a successor Representative. The Purchaser shall be entitled presumptively to rely without further inquiry upon all acts of, and communications from the Representative as being the authorized actions and communications of the Representative as approved by the Owner and/or the Company, as applicable. The Owner and the Company hereby further agree to jointly and severally indemnify and hold harmless the Representative from any and all loss or damage on account of any and all actions taken by the Representative under the provisions of this Section 9.5. The appointment of the Representative as the attorney-in-fact for the Company and Owner as set forth in this Section 9.5 and all authority hereby conferred are granted and conferred herein, is therefore coupled with an interest and is and will be irrevocable and will neither be terminated nor otherwise affected by any act of the Company or Owners or by operation of law, whether by the dissolution or liquidation of the Company or by the occurrence of any other event. If, after the execution of this Agreement, any Owner dissolves or liquidates, the Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 9.5 as if that dissolution or liquidation had not occurred and regardless of notice thereof.
9.6    Purchase Price Adjustment. The Purchaser and the Company agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
9.7    Exclusive Remedy. The parties acknowledge and agree that, except with respect to (a) matters resolved by the Neutral Arbitrator pursuant to Section 2.13, (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled and (c) Intentional Fraud, their sole and exclusive remedy with respect to any and all Claims shall be pursuant to the indemnification provisions set forth in this Article IX. Subject to the preceding sentence, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, Claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other parties and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX.
ARTICLE X
DEFAULT AND TERMINATION
10.1    Termination.
(a)Termination by the Purchaser or the Company. This Agreement may be terminated prior to Closing by the Purchaser or by the Representative on behalf of the Company and the Owner, upon written notice to the other party upon the occurrence of any of the following:
(i)if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;
(ii)if the non-terminating party is in material breach of this Agreement and such breach has been neither cured within ten (10) Business Days after receiving written notice of such breach nor waived by the terminating party (which is not itself in breach);
(iii)if the Closing has not occurred by March 31, 2024 (the “Drop Dead Date”), which date the Parties may extend by written consent.
(b)Mutual Agreement. This Agreement may be terminated by written consent of the Purchaser and the Representative.
10.2    Default. If any party believes the other party to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 10.1, provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. The defaulting party shall have ten (10) Business Days from receipt of such notice to cure such default; provided, that if the breach or default is due to no fault of the defaulting party and is not capable of cure within such ten (10) Business Day period, the cure period shall be extended for as long as the defaulting party is diligently and in good faith attempting to effectuate a cure.
10.3    Effect of Termination. In the event of termination of this Agreement pursuant to this ARTICLE X, this Agreement (other than Section 6.5 (Confidentiality), Section 12.1 (Expenses) through Section 12.15 (Waiver of Jury Trial) which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this ARTICLE X; provided, nothing in this Section shall relieve any party from liability for any breach or default of this Agreement.

ARTICLE XI
TAX MATTERS
11.1    Taxes. The Company shall pay all Taxes and file all documentation and Tax Returns that the Company are required to file for all taxable periods (or portions thereof) through the Closing, including, but not limited to, (i) all Transfer Taxes with respect to the Transactions, and (ii) all property and ad valorem Taxes with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing irrespective of the reporting and payment dates of such Taxes. Any release of funds as set forth in ARTICLE II is expressly conditioned on the Company providing to Purchaser documentation evidencing that the Company has satisfied all of their respective obligations under this ARTICLE XI, including, but not limited to, evidencing that the Company has paid all Taxes and have filed all documentation and Tax Returns the Company are required to file for all taxable periods (or portions thereof) through the Closing, including, but not limited to, all Transfer Taxes with respect to the Transactions.
11.2    Prorations. Any real property taxes, personal property taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing, shall be prorated between the Purchaser and the Company as of the Closing. The Company shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period up to the Closing. The Purchaser shall be responsible for all such Taxes and fees on the Purchased Assets accruing during any period from and after the Closing. With respect to Taxes described in this Section 11.2, the Company shall timely file all Tax Returns due before the Closing with respect to such Taxes and the Purchaser shall prepare and timely file all Tax Returns due after the Closing with respect to such Taxes. If one party remits to the appropriate Governmental Authority payment for Taxes, which are subject to proration under this Section 11.2, and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.
11.3    Cooperation on Tax Matters. The Purchaser and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, and for the prosecution or defense of any suit or other proceeding relating to Tax matters.
11.4    Tax Clearance Certificates. At the Purchaser’s request, the Company shall notify all of the Governmental Authorities in the State of North Carolina of the Transactions in the form and manner required by such Governmental Authorities, if the failure to make such notifications or receive any available tax clearance certificate (“Tax Clearance Certificate”) could subject the Purchaser to any Taxes of the Company. For purposes of clarity, this obligation of the Company requires the Company to obtain a Tax Clearance Certificate at or prior to Closing as to any Tax Liabilities then existing and a Tax Clearance Certificate after Closing as to any Tax Liabilities that arise from the consummation of the Transactions. If, in respect to any application for Tax Clearance Certificates made pursuant to this Section 11.4, any Governmental Authority asserts that the Company are liable for any Tax, such Company or Company shall promptly pay any and all such amounts and shall provide evidence to the Purchaser that such liabilities have been paid in full or otherwise satisfied.
ARTICLE XII
MISCELLANEOUS
12.1    Expenses. Except as otherwise set forth in this Agreement, each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

12.2    Further Assurances. After the Closing, each party shall from time to time, at the reasonable request of another party, (a) execute and deliver such other instruments of conveyance and assumption and (b) at the cost of the requesting party, take such other actions as may reasonably be requested in order to more effectively consummate the Transactions contemplated hereby.
12.3    Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

If to the Owner or the Company:	Robert B. Frame 7312 Incline Drive Wake Forest, North Carolina 27587 E-mail: bob@tribecanc.com

With a copy to:	Manning Fulton & Skinner, PA 3605 Glenwood Avenue, Suite 500 Raleigh, North Carolina 27609 Attn: Ritchie Taylor E-mail: taylor@manningfulton.com

If to the Purchaser:	First Watch Restaurants, Inc. 8725 Pendery Place, Suite 201 Bradenton, Florida 34201 Attn: Jay Wolszczak, Esq. Email: jwolszczak@firstwatch.com

With a copy to:	Bricker Graydon LLP 312 Walnut Street Cincinnati, Ohio 45202 Attn: Lisa C. Diedrichs E-mail: ldiedrichs@brickergraydon.com

12.4    Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.
12.5    Entire Agreement. This Agreement (including the Ancillary Agreements, Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof. No party makes any representation or warranty with respect to the Transactions contemplated by this Agreement except as expressly set forth in this Agreement.
12.6    Severability. If any court or Governmental Authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable Law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

12.7    No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any Person other than the parties hereto and their successors and permitted assigns.
12.8    Governing Law and Jurisdiction. The construction and performance of this Agreement shall be governed by the Laws of the State of Florida without giving effect to the choice of law provisions thereof. Any Action brought and prosecuted as to all parties herein, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and Federal courts of general jurisdiction located in Florida.
12.9    Assignment. No party may assign this Agreement without the prior written consent (which shall not be unreasonably delayed, conditioned or withheld) of the Purchaser and Representative. Notwithstanding the foregoing, the Purchaser shall be permitted to (i) assign this Agreement or provide for the transfer of the Purchased Assets directly to an Affiliate or subsidiary of the Purchaser; (ii) collaterally assign its rights under this Agreement in connection with any secured loan arrangement; and (iii) following the Closing, assign this Agreement by operation of Law in connection with any merger. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.
12.10    Neutral Construction. The Purchaser, the Owner and the Company agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by the Purchaser, the Owner and the Company, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
12.11    Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. Delivery of executed counterpart signature pages to this Agreement by facsimile or other electronic transmission shall be effective as delivery of original counterpart signature pages to this Agreement.
12.12    Amendment. This Agreement may only be amended by the execution of an instrument in writing signed by the Purchaser and the Representative.
12.13    Announcements. No party shall disclose any information relating to the Transactions, except for such disclosures as may be required by applicable Law or to such professional advisors as may be necessary or appropriate in order to complete the Transactions, without the prior written consent of the other parties hereto; provided, however, that each party may make any disclosures it believes in good faith are required by applicable Law, regulation or in accordance with any contractual, lending or investing relationship it may have. Following the Purchaser’s public announcement of its purchase of the Purchased Assets this Section 12.13 shall prohibit only disclosure of specific material terms of this Agreement not already disclosed. For purposes of clarity, Purchaser has certain disclosure requirements, including the public filing of this Agreement, as part of its compliance obligations as a publicly-traded company. Purchaser will provide a courtesy copy of the portion of any press release that describes the Agreement and related Transactions in advance to Owner and will consider any reasonable comments from Owner in good faith, being under no obligation to comply with any requests for revisions or have approval from Owner before issuing said press release.
12.14    Remedies. Except as otherwise provided in this Agreement, all rights and remedies of each party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that party from time to time, whether under any other agreement, at Law, or in equity. The Company and the Purchaser acknowledge and agree, solely with respect to any breach of Articles VI through XII, that the non-breaching party would be irreparably damaged if any of the provisions of such Sections are not performed in accordance with their specific terms and that any breach of such Sections by the breaching party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled, at Law or in equity, it shall be entitled, after all notices have been given and cure periods expired as set forth in this Agreement, to seek to enforce any provision of Articles VI through XII , by a decree of specific performance and to temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of such Sections.
12.15    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
12.16    Waiver. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party (or Representative, in the case of a waiver by the Company and Owner). The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver.
[Signature Page Follows]

[Company Signature Page to Asset Purchase Agreement]
IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the Effective Date.
COMPANY:
VIM Holdings, LLC
VIM Holdings Bradford, Inc.
VIM Holdings Brier Creek, Inc.
VIM Holdings Durham 15/501, Inc.
VIM Holdings Glenwood, Inc.
VIM Holdings Heritage Junction, Inc.
VIM Holdings TTC, Inc.

    On behalf of each Company:
Robert B. Frame
/s/ Robert B. Frame
Title: Manager

[Owner Signature Page to Asset Purchase Agreement]
IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the Effective Date.
REPRESENTATIVE:

/s/ Robert B. Frame
Robert B. Frame

OWNER:
/s/ Robert B. Frame
Robert B. Frame

/s/ Jeff Schenk
Jeff Schenk
/s/ Joseph Seaman
Joseph Seaman
/s/ Robert C. Frame
Robert C. Frame

/s/ Michael White
Michael White
VIM Holdings, LLC:
/s/ Robert B. Frame
Robert B. Frame, Manager

Tyden Dade Frame Spendthrift Trust:
    Trustee: /s/ Julie Frame
    Trustee: /s/ Judith Squires
Kasen James Frame Spendthrift Trust:
Trustee: /s/ Julie Frame
    Trustee: /s/ Judith Squires

[Purchaser Signature Page to Asset Purchase Agreement]
IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the Effective Date.
THE PURCHASER:                FIRST WATCH RESTAURANTS, INC.

                        By: /s/ Christopher Tomasso
                        Christopher Tomasso
President and CEO

SCHEDULE A
RESTAURANTS

#7515	Glenwood	6109 Glenwood Ave	Raleigh	NC	27612
#7517	Triangle Town Center	6320 Capital Blvd. Ste 130	Raleigh	NC	27616
#7524	Bradford	1325 Bradford View Drive Suite 110	Cary	NC	27513
#7555	Brier Creek	4233 Corners Pkwy, Ste 230	Raleigh	NC	27617
#7575	Durham	5307 New Hope Commons Blvd Ext	Durham	NC	27707
#7580	Heritage Junction	2808 Rogers Rd, Suite 105	Wake Forest	NC	27587
#7591	Freedom Town Center	2711 Freedom Parkway Drive, Suite 300	Fayetteville	NC	28314
#7592	Western Boulevard	1631 Western Blvd, Ste 200	Jacksonville	NC	28546
#7595	Greenville	610 Greenville SE Blvd, Ste 100	Greenville	NC	27858
#7598	Oleander Drive / Independence Mall	3534 Oleander Dr.	Wilmington	NC	28403
#7599	Mayfaire	1035 International Dr.	Wilmington	NC	28405
#7608	Chapel Hill	1101 Environ Way	Chapel Hill	NC	27571
#7609	Walnut Street	1104 Ledsome Lane, Ste 101	Cary	NC	27511
#7610	Lake Boone	4035 Lake Boone Trail, Ste 103	Raleigh	NC	27607
#7611	Holly Springs	304 Grand Hill Place	Holly Springs	NC	27540
#7615	Pinehurst	11088 US 15-501 Hwy, Ste 800	Aberdeen	NC	28315
#7619	Apex	1280 W Williams St.	Apex	NC	27502
#7623	Midtown Corner	501 E Six Forks Rd	Raleigh	NC	27609
#7625	Page Road, NC	5419 Page Road	Durham	NC	27703
#7632	Southpoint, NC	7011 Fayetteville Road, Suite 101	Durham	NC	27713
#7631	Hillsborough Road, NC	623 Hillsborough Street	Raleigh	NC	27603
Existing Restaurants:

Under Development Restaurant:
#7713 (Grove 98): 11108 Ligon Mill Road, Suite C-1, Wake Forest, NC 27587

SCHEDULE 1.1
DEFINITIONS
“ACA” means The Patient Protection and Affordable Care Act, as amended.
“Action” means any claim, demand, charge, petition, complaint, allegation, action, suit, litigation, arbitration, proceeding, inquiry, audit or investigation including whether by or in front of any Governmental Authority or otherwise.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.
“Affiliate Transaction” has the meaning set forth in Section 4.26.
“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.
“Allocation Statement” has the meaning set forth in Section 2.13.
“Ancillary Agreements” has the meaning set forth in Section 3.2
“Another Transaction” has the meaning set forth in Section 6.7.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Benefit Plans” means all employee benefit plans, within the meaning of Section 3(3) of ERISA, and all stock purchase, stock option, stock grant, other equity compensation, severance, employment, retention, transaction bonus, change in control, benefit, collective bargaining, bonus, incentive, fringe benefit, pension, retirement, deferred compensation, retiree medical or life insurance, supplemental retirement, and other programs, policies, arrangements or agreements (including “employee welfare benefit plans” and “employee pension benefit plans”, as defined in Sections 3(1) and 3(2), respectively, of ERISA and any “specified fringe benefit plan” as defined in Section 6039D of the Code ) whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, for the benefit of current Employees or Former Employees, individual, independent contractors, officers and/or directors or their respective dependents or beneficiaries of the Company, or any of their ERISA Affiliates, sponsored, maintained or contributed to or participated in by the Company, or any of their ERISA Affiliates or with respect to which the Company has any present or future liability, contingent or otherwise.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, including as amended or modified by the American Rescue Plan Act of 2021, as and where applicable.
“Carveout Activities” has the meaning set forth in Section 6.8(a)(iii).
“Closing” has the meaning set forth in Section 7.3.

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Indebtedness” has the meaning set forth in Section 6.9.
“Company Intellectual Property” means all Intellectual Property owned or licensed by the Company that is used or held for use in connection with the Business.
“Company Registered IP” has the meaning set forth in Section 4.10(a).
“Confidential Information” has the meaning set forth in Section 6.5.
“Contract” means any contract, purchase order, grant, purchase agreement, supply agreement, long term agreement, inter-divisional work order, lease or sublease, cooperative agreement or other nonprocurement agreement (including any cooperative research and development agreement or technology investment agreement), other transaction agreement, indenture, note, bond, mortgage, loan, instrument, lease, license (including without limitation the Intellectual Property Licenses), commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease 2019 or COVID-19.
“COVID-19 Order” means any mandate or order of a Governmental Authority (it being acknowledged that all such mandates and orders are deemed to be Laws) issued, adopted or in force (or announced to be issued, adopted or in force) regarding COVID-19, the Pandemic or the containment or mitigation of the Pandemic, including, without limitation, any of the foregoing regarding (a) any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals, or (b) any business being restricted from operating in the ordinary course of its business.
“Current Liabilities” has the meaning set forth in Section 2.4(a).
"Data Room” means the virtual data room titled Project Triangle and hosted by iDeals.
“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, lists of past, present and/or prospective customers, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business and the Purchased Assets, in each case whether or not in electronic form.
“Employee” means any individual, as of the date hereof, who is employed by the Company in connection with the Business and is set forth on Schedule 4.17(c), together with each individual who is hired by the Company in respect of the Business after the date hereof.
“Environmental Laws” means any and all past and present Laws or similar requirements, approvals or standards concerning environmental, health or safety matters relating to Releases or threatened Releases of pollutants, contaminants, chemicals, toxic materials, Hazardous Materials or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata, buildings, equipment or the work place), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, Hazardous Materials or toxic or hazardous substances or wastes, or to the exposure of individuals to such materials, or to the safe operation of equipment, processes and other activities of the Company.
“Environmental Permits” means all permits, authorizations, licenses, exemptions, consents, registrations or other approvals required by or pursuant to any applicable Environmental Law for the operation of the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” with respect to an entity means any organization which is treated as a single employer together with the entity pursuant to Code Section 414(b), (c), (m) or (o) or ERISA Section 4001(b)(1).
“Escrow Agent” has the meaning set forth in Section 2.11.
“Escrow Agreement” has the meaning set forth in Section 2.11.
“Escrow Fund” has the meaning set forth in Section 2.11.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” means all Contracts to which the Company is a party other than the Purchased Contracts.
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Exclusivity Period” has the meaning set forth in Section 6.7.
“Final Allocation Statement” has the meaning set forth in Section 2.13.
“Financial Statements” has the meaning set forth in Section 4.21.
“Fixed Assets” has the meaning set forth in Section 4.6.
“Former Employee” means any individual who was employed by the Company in connection with the Business but who is no longer so employed on the date hereof.
“Fundamental Representations” has the meaning set forth in Section 9.1(a).
“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by the Company in the conduct of the Business, including all artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.
“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.
“Gift Card Liabilities” has the meaning set forth in Section 2.7.
“Governmental Authority” means any United States, federal, state or municipal entity, government and/or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, board, bureau, agency or instrumentality.

“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.
“Hazardous Materials” means (i) any substance, pollutant, material or waste that is toxic, ignitable, reactive, radioactive, explosive or corrosive and/or which is now or hereafter regulated or controlled pursuant to or by any Environmental Law and/or (ii) any substance, material, pollutant or waste which is capable of causing harm to human health or safety, the environment, natural resources or property, including asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum, mold, chlorofluorocarbons, radioactivity and radioactive materials.
“Holdback Amount” has the meaning set forth in Section 2.10.
“Holdback Payment Date” has the meaning set forth in Section 2.10.
“Indebtedness” means (A) all liabilities in respect of borrowed amounts or extensions of credit (including bank overdrafts and advances but excluding trade payables) whether contingent, current or funded, secured or unsecured, (B) obligations of such Person evidenced by notes, bond, debentures or similar instruments, (C) Indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed by that Person, and (D) any of the following items:
(i)    Outstanding capital or finance leases owed by any Person to any third party (together with all accrued interest thereon, if any);
(ii)    All payment obligations under interest note swap agreements, interest note hedging agreements, currency swap agreements and currency hedging agreements;
(iv)    Any deferred purchase price;
and any guarantees of any of the foregoing.
“Intellectual Property” means all intellectual property and intellectual property rights, including but not limited to all United States and foreign intellectual property rights, including all: (a) registered and unregistered trade names, trademarks, service marks, logos, domain names, corporate names, and other source indicators, and the goodwill associated therewith (b) issued patents and patent applications (including provisional patent applications), (c) copyright registrations, copyright applications and copyrighted works (including Software and websites, systems, networks and databases (“Systems”) and moral rights, (d) trade dress, (e) trade secrets and know how, inventions, ideas, recipes, processes, techniques, technology and confidential or proprietary information; and (f) registrations, applications, continuations, continuations-in-part, divisions, renewals, extensions, re-issues, re-examinations, foreign counterparts or the equivalent for any of the foregoing.
“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any license, sublicense, right, permission, consent or non-assertion relating to or under any Purchased Intellectual Property, and (ii) any grant by another Person to the Company of any license, sublicense, right, permission, consent or non-assertion relating to or under any Intellectual Property owned by a third Person.
"Intentional Fraud” means a knowingly false statement of fact that is made with the intent that such statement cause action in reliance and does cause such action in reliance to the detriment of the party who relied on the statement. For the avoidance of doubt, Intentional Fraud shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.
“Intervening Event” has the meaning set forth in Section 6.12.
“IRS” means the Internal Revenue Service.
“IT Assets” means Software, Systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Business.
“Knowledge” means with respect to a Person the actual knowledge of a particular fact or other matter and the knowledge that each Person would reasonably be expected to obtain in the course of diligently performing his or her duties, including, but not limited to, the duty to inquire. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, limited liability company manager, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter or a director of operations or a general manager of a Restaurant had actual knowledge of that fact or other matter.
“Lease Assignments” has the meaning set forth in Section 8.1(d).
“Law” means any law (including common law), statute, regulation, ordinance, rule, administrative guidance, order, decree, judgment, consent decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority.
“Liability” means any debt, loss, adverse claim or liability (in each case, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.
“Lien” means, except for Permitted Liens, any charge, claim, encumbrance, easement, right of way, property interest, equitable interest, lien, mortgage, option, pledge, possessory interest, right of first refusal, conditional sale or other title retention rights, defects in title, encroachments or restrictions, burdens or adverse claim of any kind and description, including any restriction on use or exercise of any other attribute of ownership.
“Material Adverse Effect” means any change, effect, or circumstance (i) that is, or would reasonably be expected to be, materially adverse to the business, assets, operations, or financial condition of the Company taken as a whole or (ii) that materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the Transactions contemplated hereby; provided however, “Material Adverse Effect” shall not include any event, occurrence, fact, condition, development or change directly resulting from (a) changes in general economic, regulatory, weather or political conditions or changes that generally affect companies in the same or similar industries, (b) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, (c) acts of war, armed hostilities or terrorism or the escalation or worsening thereof, (d) public health emergencies, (e) any action required or permitted by this Agreement or any action taken with the written consent of or at the written request of the Purchaser, (f) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or other measures of financial or operating performance for any period except as set forth herein, (g) the identity of the Purchaser, (h) seasonal changes in the Business, or (i) resulting from any increase in competition in any market in which the Company operates.
“Material Contracts” has the meaning set forth in Section 4.7.
“Neutral Arbitrator” has the meaning set forth in Section 2.13.
“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice (including with respect to quantity and frequency).
“Outside Agreement Date” has the meaning set forth in Section 2.13.
“Pandemic” means the outbreak of COVID-19.
“Pandemic-Relief Debt” means any indebtedness incurred in connection with any Law or program involving any Governmental Authority providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the Pandemic, including, without limitation, any PPP Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, grant from the United States Department of Health and Human Services pursuant to the Provider Relief Fund, or any other similar federal, state or local Governmental Authority program.
“Pandemic-Relief Debt Documentation” means as to any Pandemic-Relief Debt (i) all documents, instruments and agreements evidencing or related to such Pandemic-Relief Debt, any collateral provided in respect thereof or any indemnity and/or hold-harmless agreement related thereto, (ii) applicable Law governing such Pandemic-Relief Debt or that require certain action or inaction as a result of incurring such Pandemic-Relief Debt or the forgiveness thereof (including, without limitation, the requirement prohibiting the deferral of any employer’s portion of Social Security Taxes pursuant to Section 2302 of the CARES Act or the requirement prohibiting the claiming of any Employee Retention Credit under Section 2301 of the CARES Act), (iii) all applications (and all attachments, exhibits, addenda the like with respect thereto, including without limitation, information with respect to affiliation), submissions, reports, or other documentation (including, without limitation, payroll documentation and affiliation documentation) provided by or on behalf of the Company to any lender, lender agent or Governmental Authority in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.
“Permits” has the meaning set forth in Section 4.11.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.
“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; protected health information; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers; employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses.
“PPP Loan” means any loans issued pursuant to the U.S. Small Business Administration’s Paycheck Protection Program available to certain eligible applicants pursuant to Section 1102 and 1106 of the CARES Act, including any rules or regulations promulgated thereunder and, in each case, as amended from time to time.
“PPP Specified Forgivable Uses” means uses of proceeds of an PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, PPP Payroll Costs).
“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) all Laws regulating the collection, use, sharing or protection of Personal Information, all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) all Contracts between the Company and any Person that are applicable to the collection, use, sharing or protection of Personal Information; and (c) the Company’s internal information security procedures, including all data back-up and contingency plans.
“Protected Communications” means all communications that are between the Company, Owner or any of their Affiliates, directors, members, managers, officers, employees or Representatives, on the one hand, and counsel, on the other hand, (i) with respect to which such Person has or may reasonably be expected to have an indemnification obligation hereunder or (ii) made specifically in connection with the negotiation, preparation, execution, delivery and closing under this Agreement, or any Action or potential Action.
“Purchase Price” has the meaning set forth in Section 2.9.
“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Contracts” has the meaning set forth in Section 2.1(f).
“Purchased Intellectual Property” has the meaning set forth in Section 2.1(e).
“Real Estate Agreements” has the meaning set forth in Section 4.14.
“Related Party” has the meaning set forth in Section 4.26.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or other property.
“Schedules” means the schedules attached to this Agreement and forming part of this Agreement.
“Security Breach” means security breach or breach of Personal Information under applicable Laws.
“Security Incident” means any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Personal Information) or interference with system operations of IT Assets.

“Software” means any and all computer software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.
“Target Drawer Cash” means $1,500 for each Restaurant.
“Tax” or “Taxes” mean all federal, state, local or foreign taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, capital gains, net proceeds, ad valorem, alternative or add-on minimum, turnover, real, personal and other property (tangible and intangible), estimated, withholding, good and services, license, sales, use, franchise, excise, escheat, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, employment, payroll, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Authority, including any interest, penalties, fines, related liabilities or additions to tax related thereto imposed by any Governmental Authority (including any interest or penalties with respect to such Taxes).
“Tax Return” means all returns, reports, declaration, or other information of or with respect to Taxes required to be filed with any Governmental Authority or depository, including any attached Schedules, and including any information return, amended return, claim for refund, or declaration of estimated Tax, and also including any statements furnished, or required to be furnished, to a Person for whom such a Tax Return is filed, or required to be filed.
“Transactions” has the meaning set forth in Section 7.1.
“Transfer Taxes” means any and all applicable sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, gross receipts, registration, duty or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the Transactions contemplated by this Agreement.
“UCC” means the Uniform Commercial Code as in effect in the State of Florida.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Vendor Information” has the meaning set forth in Section 4.8.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

EXHIBIT A
FORM OF BILL OF SALE

This BILL OF SALE (this “Bill of Sale”) is made and delivered this __ day of ______, 20__, by ____________________ a _____________ (the “Company”), for the benefit of FIRST WATCH RESTAURANTS, INC., a Florida corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as hereinafter defined).
WHEREAS, the Company, the Owners, and the Purchaser have entered into that certain Asset Purchase Agreement, dated ___________, 20__ (as the same may be amended, modified or supplemented, the “Asset Purchase Agreement”), which provides, among other things, for the sale and assignment by the Company to the Purchaser of the Purchased Assets.
NOW, THEREFORE, in consideration of the mutual promises contained in the Asset Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company, upon the terms and subject to the conditions of the Asset Purchase Agreement:
1.    The Company does hereby bargain, sell, grant, assign, transfer, convey and deliver all right, title and interest in and to the Purchased Assets, free and clear of all Liens, unto the Purchaser, and its successors and permitted assigns, TO HAVE AND TO HOLD such Purchased Assets with all appurtenances thereto, for its use forever.
2.    This Bill of Sale shall inure to the benefit of and be binding upon the parties thereto and their respective successors and permitted assigns.
3.    Nothing in this Bill of Sale, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Asset Purchase Agreement. To the extent that any provision of this Bill of Sale conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.
4.    This Bill of Sale is executed and delivered pursuant to the Asset Purchase Agreement. Delivery of an executed counterpart of a signature page to this Bill of Sale electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Bill of Sale.
5.    THIS BILL OF SALE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS BILL OF SALE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS BILL OF SALE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signature Page to Bill of Sale]
IN WITNESS WHEREOF, and intending to be legally bound hereby, the Company has caused this Bill of Sale to be executed and delivered as of the day and year first above written.

THE COMPANY:                [COMPANY NAME]

                        Signature: _________________________________
                        Name:
                        Title:

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), is made and delivered this __ day of _________, 20__, by ____________________, a __________________ (the “Company”), for the benefit of FIRST WATCH RESTAURANTS, INC., a Florida corporation (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement (as hereinafter defined).
WHEREAS, the Company, the Owners, and the Purchaser have entered into that certain Asset Purchase Agreement, dated ______________, 20__ (as the same may be amended, modified or supplemented, the “Asset Purchase Agreement”), which provides, among other things, for the sale and assignment by the Company to the Purchaser of the Purchased Assets and the assignment by the Company and the assumption by the Purchaser of the Assumed Liabilities.
NOW, THEREFORE, in consideration of the mutual promises contained in the Asset Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

    1.    Assignment and Assumption. In accordance with and subject to the terms of the Asset Purchase Agreement, (a) the Company hereby assigns, transfers, conveys and delivers to the Purchaser the Purchased Assets, free and clear of any Liens, (b) the Company hereby assigns, transfers, conveys and delivers to the Purchaser the Assumed Liabilities, and (c) the Purchaser hereby assumes and agrees to pay, satisfy, perform or discharge in accordance with the terms thereof the Assumed Liabilities.

    2.    Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    3.    Conflicts with Asset Purchase Agreement. Nothing in this Agreement, express or implied, is intended to or shall be construed to modify, expand or limit in any way the terms of the Asset Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the Asset Purchase Agreement shall govern.

    4.    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

    5.    Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[Signature Page to Follow]

[Signature Page to Assignment and Assumption Agreement]

    IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

THE COMPANY:                [COMPANY NAME]

                        By: ______________________________________
                        Name:
                        Title:

THE PURCHASER:                FIRST WATCH RESTAURANTS, INC.

                        By: ______________________________________
                        Name: Christopher Tomasso
                        Title: President and CEO

EXHIBIT C
MANAGEMENT AGREEMENT

INTERIM MANAGEMENT AGREEMENT FOR ALCOHOL BEVERAGE SALES AND SERVICE BETWEEN FIRST WATCH RESTAURANTS, INC. AND VIM HOLDINGS, LLC

THIS INTERIM MANAGEMENT AGREEMENT FOR ALCOHOL BEVERAGE SALES AND SERVICE (the “ Beverage Agreement”) is entered into as of ____________ __, 202_, (the “Effective Date”), between FIRST WATCH RESTAURANTS, INC. (“Owner”), and VIM HOLDINGS, LLC (the “Manager”) (collectively, the “Parties” and individually, a “Party”).
RECITALS
A.Manager is in the business of operating full service restaurants with alcohol beverage service.
B.Owner and Manager entered an Asset Purchase Agreement (the “Asset Purchase Agreement”) on ___________. Owner purchased twenty-one (21) restaurants from Manager under the Asset Purchase Agreement.1 Owner and Manager expect to close the sale of the restaurants to Owner on or about _______________ (the “Closing Date”).
C.Manager and Owner are entering into this Beverage Agreement in relation to the North Carolina restaurants identified in the Asset Purchase Agreement (the “Restaurants”) and listed hereto on Schedule A.
D.Owner desires to engage Manager to manage and provide services for the Restaurants, including sales and service of alcohol beverages, and Manager desires to accept such engagement, in accordance with the terms of this Beverage Agreement.
The Parties therefore agree as follows:
1.Effective Date:    The Effective date of this Beverage Agreement is [closing date plus one day]. If for whatever reason the Closing Date is not _________, the Effective Date will be one day after the Closing Date.
2.Term:    The term of this Beverage Agreement commences on the Closing Date and shall continue for sixty (60) days or until such time as Owner has obtained liquor licenses for all the Restaurants from the state of North Carolina.
3.Manager’s Responsibilities: Manager shall maintain liquor licenses at the Restaurants in good standing and shall be responsible for any renewals due during the Term of this Beverage Agreement. Manager shall cooperate fully with Owner to comply with any requirements of the North Carolina Alcoholic Beverage Control Commission arising from the parties’ agreement herein. Manager’s licenses shall be used to make all purchases of alcoholic beverages from licensed wholesalers during the Term of this Beverage Agreement.
4.Owner’s Responsibilities: Owner shall conduct operations at the Restaurants relative to alcohol beverages consistent with its obligations stated in the Agreement. Owner shall use its own employees. Owner shall indemnify and hold Manager harmless from any third-party claims and assume the defense of such claims. Owner shall
1 The Asset Purchase Agreement covers twenty-two restaurants; however, one restaurant is under development and is not covered by this Beverage Agreement.

name Manager as an additional insured under its liquor liability policy during the term of this Beverage Agreement which insurance shall be primary with waiver of subrogation against Manager.
5.Indemnity: Owner hereby agree to release, indemnify, defend and hold harmless the Manager, its members, affiliates, successors, and assigns, from and against: any and all claims, demands, liabilities, obligations, actions, suits, proceedings, losses, damages, costs, expenses, assessments, judgments, monitoring, reporting, civil or criminal penalties or fines, charges, fees or expenses or for any other liability of any kind which Manager might incur by reason of the fact that Manager is the liquor license holder for the Restaurants, including interest, penalties and reasonable attorneys’ and consultants’ fees, of every kind and description, contingent or otherwise (the foregoing herein collectively referred to as “Damages”), arising out of or resulting from: (i) acts or omissions (negligent or otherwise) of the Owner of its officers, agents (other than the Manager) or employees in connection with the operation of the Business, (ii) default or nonfulfillment of any agreement on the part of the Owner under this Agreement or (iii) acts or omissions of the Manager or its officers, agents or employees in connection with the operation of the Business and in compliance with the Agreement that are neither intentional nor grossly negligent. The Manager agrees to release, indemnify, defend and hold harmless the Owner, its successors and assigns, from and against any and all damages arising out of or resulting from the intentional misconduct of the Manager or its officers, agents or employees in connection with Manager’s performance under this Agreement.

6.Counterparts: This Beverage Agreement may be executed in counterparts, each of which is an original, but all of which constitute one and the same agreement. If a party delivers its signature by electronic means (including fax or email/pdf), then such signature and delivery are effective to bind the party to this Beverage Agreement, and the party shall, at the other party’s request, promptly deliver to the other party an executed, signed original of this Beverage Agreement.
7.Independent Contractor: The relationship formed between the Owner and the Manager herein is intended to be that of independent contractor. The Owner and the Manager hereby explicitly deny the formation of any employment relationship, joint venture or partnership as between them and agree that nothing contained herein or in any document executed in connection herewith shall be construed as making the relationship between the Owner and the Purchaser an employment relationship, joint venture or partnership.
8.Notices: Except as otherwise specifically stated in this Beverage Agreement, all notices, demands, requests, consents, approvals and other communications (collectively “Notices”), required or permitted to be given under this Beverage Agreement must be in writing and personally delivered, or sent by email transmission or facsimile (with a confirming copy mailed by registered mail as described herein), or by a recognized overnight courier service, or by registered mail, postage prepaid, return receipt requested, addressed to the party to be so notified as follows:

If to Owner, to:	First Watch Restaurants, Inc. 8725 Pendery Place, Suite 201 Bradenton, Florida 34201 Attn: Jay Wolszczak, Esq. Email: jwolszczak@firstwatch.com
If to Manager, to: With a copy (not constituting notice) to:
Robert B. Frame
7312 Incline Drive
Wake Forest, North Carolina 27587
E-mail: bob@tribecanc.com

Manning Fulton & Skinner, PA
3605 Glenwood Avenue, Suite 500
Raleigh, North Carolina 27612
Attn: Ritchie Taylor
E-mail: taylor@manningfulton.com

Notices are deemed received on the date of delivery if personally delivered, two (2) business days after sending if sent by facsimile or overnight courier service, or seven (7) business days after sending if sent by registered mail.

[SIGNATURES ON NEXT PAGE]

MANAGER: VIM HOLDINGS, LLC By: Name: Title:
OWNER: FIRST WATCH RESTAURANTS, INC. By: Name: Title:

SCHEDULE A

RESTAURANTS

#7515	Glenwood	6109 Glenwood Ave	Raleigh	NC	27612
#7517	Triangle Town Center	6320 Capital Blvd. Ste 130	Raleigh	NC	27616
#7524	Bradford	1325 Bradford View Drive Suite 110	Cary	NC	27513
#7555	Brier Creek	4233 Corners Pkwy, Ste 230	Raleigh	NC	27617
#7575	Durham	5307 New Hope Commons Blvd Ext	Durham	NC	27707
#7580	Heritage Junction	2808 Rogers Rd, Suite 105	Wake Forest	NC	27587
#7591	Freedom Town Center	2711 Freedom Parkway Drive, Suite 300	Fayetteville	NC	28314
#7592	Western Boulevard	1631 Western Blvd, Ste 200	Jacksonville	NC	28546
#7595	Greenville	610 Greenville SE Blvd, Ste 100	Greenville	NC	27858
#7598	Oleander Drive / Independence Mall	3534 Oleander Dr.	Wilmington	NC	28403
#7599	Mayfaire	1035 International Dr.	Wilmington	NC	28405
#7608	Chapel Hill	1101 Environ Way	Chapel Hill	NC	27571
#7609	Walnut Street	1104 Ledsome Lane, Ste 101	Cary	NC	27511
#7610	Lake Boone	4035 Lake Boone Trail, Ste 103	Raleigh	NC	27607
#7611	Holly Springs	304 Grand Hill Place	Holly Springs	NC	27540
#7615	Pinehurst	11088 US 15-501 Hwy, Ste 800	Aberdeen	NC	28315
#7619	Apex	1280 W Williams St.	Apex	NC	27502
#7623	Midtown Corner	501 E Six Forks Rd	Raleigh	NC	27609
#7625	Page Road, NC	5419 Page Road	Durham	NC	27703
#7632	Southpoint, NC	7011 Fayetteville Road, Suite 101	Durham	NC	27713
#7631	Hillsborough Road, NC	623 Hillsborough Street	Raleigh	NC	27603